Exhibit 2.2
Execution Version

PURCHASE AND SALE AGREEMENT
BY AND AMONG
Berry Petroleum Company, LLC
d/b/a in the State of Texas as Berry Oil Company
and
Linn Operating, Inc.
as Seller,
and
EIGF TE GP Resource Holdings L.P.,
FDL Capital, LLC,
and
KNR Resource Holdings I L.P.,
as Buyers
EXECUTED ON OCTOBER 1, 2014

KE 33606833

TABLE OF CONTENTS
Page

ARTICLE I DEFINITIONS AND INTERPRETATION		1
1.1	Defined Terms	1
1.2	References and Rules of Construction	1

ARTICLE II PURCHASE AND SALE		2
2.1	Purchase and Sale	2
2.2	Excluded Assets	4
2.3	Revenues and Expenses	4

ARTICLE III PURCHASE PRICE		5
3.1	Purchase Price	5
3.2	Deposit	5
3.3	Adjustment to Purchase Price	5
3.4	Adjustment Methodology	7
3.5	Preliminary Settlement Statement	8
3.6	Final Settlement Statement	8
3.7	Disputes	9
3.8	Allocation of Purchase Price / Allocated Values	9
3.9	Allocation for Imbalances at Closing	10

ARTICLE IV ACCESS / DISCLAIMERS		10
4.1	Access	10
4.2	Confidentiality	12
4.3	Disclaimers	13

ARTICLE V TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS		14
5.1	General Disclaimer of Title Warranties and Representations	14
5.2	Special Warranty	15
5.3	Notice of Title Defects; Defect Adjustments	15
5.4	Casualty or Condemnation Loss	20
5.5	Preferential Purchase Rights and Consents to Assign	21

ARTICLE VI ENVIRONMENTAL MATTERS		23
6.1	Environmental Defects	23
6.2	NORM, Asbestos, Wastes and Other Substances	26
6.3	Flaring	27

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF SELLER		27
7.1	Organization, Existence and Qualification	27
7.2	Authorization, Approval and Enforceability	27
7.3	No Conflicts	28
7.4	Consents	28
7.5	Bankruptcy	28
7.6	Litigation	28

I

7.7	Material Contracts	28
7.8	No Violation of Laws	30
7.9	Preferential Rights	30
7.10	Payment of Burdens	30
7.11	Imbalances	30
7.12	Current Commitments	30
7.13	Tax Matters	30
7.14	Brokers’ Fees	31
7.15	Equipment	31
7.16	Payouts	31
7.17	Suspense Funds	31
7.18	Condemnation	31
7.19	Employee Benefits	32
7.20	Environmental Laws	33
7.21	Absence of Certain Changes	33
7.22	Wells	33
7.23	Insurance	33
7.24	Miscellaneous	33

ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF BUYERS		33
8.1	Organization, Existence and Qualification	33
8.2	Authorization, Approval and Enforceability	34
8.3	No Conflicts	34
8.4	Consents	34
8.5	Bankruptcy	34
8.6	Litigation	34
8.7	Regulatory	35
8.8	Financing	35
8.9	Independent Evaluation	35
8.10	Brokers’ Fees	35
8.11	Accredited Investor	35

ARTICLE IX CERTAIN AGREEMENTS		36
9.1	Conduct of Business	36
9.2	Successor Operator	37
9.3	Governmental Bonds	38
9.4	Record Retention	38
9.5	[Reserved]	38
9.6	Knowledge of Breach	39
9.7	Amendment to Schedules	39
9.8	Regulatory Matters	39
9.9	Financing Cooperation	39
9.10	Pipe Inventory	40

ARTICLE X BUYERS’ CONDITIONS TO CLOSING		40
10.1	Representations	40
10.2	Performance	40

II

10.3	No Legal Proceedings	40
10.4	Title Defects and Environmental Defects	41
10.5	Casualty Loss	41
10.6	Consents and Preferential Purchase Rights	41
10.7	Closing Deliverables	41

ARTICLE XI SELLER’S CONDITIONS TO CLOSING		41
11.1	Representations	41
11.2	Performance	41
11.3	No Legal Proceedings	42
11.4	Title Defects and Environmental Defects	42
11.5	Casualty Loss	42
11.6	Closing Deliverables	42

ARTICLE XII CLOSING		42
12.1	Date of Closing	42
12.2	Place of Closing	42
12.3	Closing Obligations	42
12.4	Records	44

ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL		44
13.1	Assumption by Buyers; Specified Obligations	44
13.2	Indemnities of Seller	45
13.3	Indemnities of Buyers	45
13.4	Limitation on Liability	46
13.5	Express Negligence	46
13.6	Exclusive Remedy	46
13.7	Indemnification Procedures	47
13.8	Survival	49
13.9	Non-Compensatory Damages	50
13.10	Waiver of Right to Rescission	50
13.11	Insurance	50
13.12	Disclaimer of Application of Anti-Indemnity Statutes	50

ARTICLE XIV EMPLOYMENT MATTERS		50
14.1	Seller Benefit Plans	50
14.2	Pre-Employee Start Date Claims under Seller Benefit Plans	51
14.3	Available Employees’ Offers and Post- Employee Start Date Employment and Benefits	51
14.4	Savings Plans	52
14.5	Designated Additional Employee	53
14.6	Workers’ Compensation	53
14.7	Post- Employee Start Date Employment Claims	53
14.8	Buyers’ Welfare Plans	53
14.9	WARN Act	53
14.10	Cooperation	54
14.11	No Third Party Beneficiary Rights	54

III

14.12	Non-Solicitation of Employees	54
14.13	Waiver of Conflicts	54

ARTICLE XV TERMINATION, DEFAULT AND REMEDIES		55
15.1	Right of Termination	55
15.2	Effect of Termination	55
15.3	Return of Documentation and Confidentiality	55
15.4	Distribution of Deposit Upon Termination	56

ARTICLE XVI MISCELLANEOUS		56
16.1	Appendices, Exhibits and Schedules	56
16.2	Expenses and Taxes	56
16.3	Assignment	58
16.4	Preparation of Agreement	58
16.5	Publicity	58
16.6	Notices	58
16.7	Further Cooperation	60
16.8	Filings, Notices and Certain Governmental Approvals	60
16.9	Entire Agreement; Non-Reliance; Conflicts	61
16.10	Successors and Permitted Assigns	61
16.11	Parties in Interest	61
16.12	Amendment	62
16.13	Waiver; Rights Cumulative	62
16.14	Governing Law; Jurisdiction; Venue; Jury Waiver	62
16.15	Severability	63
16.16	Removal of Name	63
16.17	Counterparts	64
16.18	Like-Kind Exchange	64
16.19	Specific Performance	64
16.20	Waiver of Claims Against Financing Sources	65
16.21	No Recourse	65
16.22	Buyer Delegate	65

IV

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendices
Appendix I	―	Definitions
Exhibits
Exhibit A	―	Leases
Exhibit A-1	―	Fee Minerals
Exhibit A-2	―	Reserved
Exhibit A-3	―	Easements and Surface Interests
Exhibit A-4	―	Field Offices and Other Real Property
Exhibit A-5	―	Pipeline and Gathering Systems
Exhibit A-6	―	Surface Deeds
Exhibit B	―	Wells and Well Locations
Exhibit C	―	Personal Property
Exhibit D	―	Form of Assignment and Bill of Sale
Exhibit E	―	Excluded Assets
Exhibit F	―	Salt Water Disposal Wells and Evaporation Pits
Exhibit G	―	Allocated Values
Exhibit H	―	Form of Surface Deed
Exhibit I	―	Severance Plan
Exhibit J	―	Target Formations
Schedules
Schedule 7.4	―	Seller Consents
Schedule 7.6	―	Litigation
Schedule 7.7	―	Material Contracts
Schedule 7.8	―	Violation of Laws
Schedule 7.9	―	Preferential Rights
Schedule 7.10	―	Burdens
Schedule 7.11	―	Imbalances
Schedule 7.12	―	Current Commitments
Schedule 7.13	―	Tax Matters
Schedule 7.15	―	Certain Equipment Matters
Schedule 7.16	―	Payout Information
Schedule 7.17	―	Suspense Funds
Schedule 7.18	―	Condemnation Proceedings
Schedule 7.19	―	Seller Benefit Plans
Schedule 7.20	―	Environmental Laws
Schedule 7.22	―	Status of Wells
Schedule 7.23	―	Insurance
Schedule 7.24	―	Lease Operating Statement
Schedule 9.1	―	Conduct of Business
Schedule 9.3	―	Governmental Bonds
Schedule 14.5	―	Designated Additional Employee

V

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith, this “Agreement”) is entered into this 1st day of October, 2014 (the “Execution Date”), among Berry Petroleum Company, LLC, a Delaware limited liability company, d/b/a in the State of Texas as Berry Oil Company (“Berry”), and Linn Operating, Inc., a Delaware corporation (“LOI” and, collectively with Berry, “Seller”), and EIGF TE GP Resource Holdings, L.P., a Delaware limited partnership, FDL Capital, LLC, a Texas limited liability company, and KNR Resource Holdings I L.P., a Delaware limited partnership (each a “Buyer” and together, the “Buyers”). Buyers and Seller may be referred to collectively as the “Parties” or individually as a “Party.”
Recitals
Seller desires to sell and assign, and Buyers desire to purchase and pay for, all of the Conveyed Interests (as defined hereinafter) effective as of the Effective Time (as defined hereinafter).
NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein shall have the meanings given such terms in Appendix I, unless the context otherwise requires.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Appendices, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein, to the extent not defined, will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any agreement (including this Agreement) shall mean such agreement as it may be amended, supplemented or otherwise modified from time to time. References to any date shall mean such date in Houston, Texas and for purposes of calculating the period of time in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 A.M. on the applicable date in Houston, Texas. If any action is to be taken or given on or by a particular day, and such day is not a Business Day, then such action shall be deferred until the next Business Day.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyers, and Buyers agree to purchase and pay for, effective as of the Effective Time, all of Seller’s right, title and interest in and to the interests and properties described in Section 2.1(a) through Section 2.1(r) (such right, title and interest, less and except the Excluded Assets, collectively, the “Conveyed Interests”):
(a)    all of the oil and gas leases and subleases described in Exhibit A, together with any and all other right, title and interest of Seller in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases and/or Exhibit A (such interest in such leases, the “Leases”), all rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), and all royalties, overriding royalties, reversionary interests, carried interests, convertible interests and net profits interests applicable to the Leases and the Lands;
(b)    any and all oil, gas, water, CO2 and disposal wells located on any of the Lands (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;
(c)    all fee mineral interests relating to the Lands, including those described in Exhibit A-1 (such interest, the “Fee Minerals”);
(d)    all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Fee Minerals, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);
(e)    to the extent that they may be assigned, transferred or re-issued by Seller (with consent, if applicable), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Conveyed Interests, including those described on Exhibit A-3;

(f)    all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Conveyed Interests that is used primarily in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items primarily used in the operation thereof (collectively, the “Personal Property”);
(g)    the field offices and other real property described on Exhibit A-4 and any Personal Property located thereon;
(h)    all pipelines and gathering systems described on Exhibit A-5;
(i)    all surface deeds described on Exhibit A-6;
(j)    all salt water disposal wells and evaporation pits that are located on the Lands, including those described on Exhibit F;
(k)    to the extent assignable (with consent, if applicable), all Applicable Contracts and all rights thereunder insofar and only insofar to the extent relating to the Conveyed Interests;
(l)    all Imbalances relating to the Conveyed Interests;
(m)    originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, primarily relating to the Conveyed Interests in Seller’s or its Affiliates’ possession, including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records; and (v) facility and well records; and (vi) to the extent assignable (with consent, if applicable), geological and seismic data (including interpretive data) (collectively, “Records”);
(n)    all of Seller’s right, title and interest in and to all claims and causes of action (including any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties, and claims for adjustments or refunds) to the extent attributable to (A) the Conveyed Interests insofar as initially accruing from and after the Effective Time, or (B) any of the Assumed Obligations;
(o)    all Hydrocarbons in storage or existing in stock tanks, pipelines and/or plants (including inventory);
(p)    all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, smartphones, tablets and other mobility devices (such as MiFi and SCADA controllers), well communication devices, and any other information technology systems, in each case to the extent such assets are (i) used primarily in connection with or related to the Properties, (ii) assignable (with consent, if applicable) and (iii) necessary for the continued and future operation of the Properties;
(q)    to the extent they may be assigned (with consent, if applicable), the benefit of all policies of insurance covering the Properties from the period from and after the Effective Time through and including the Closing; and
(r)    all audit rights, counterclaims, cross-claims, offsets or defenses and similar rights to the extent attributable to any of the Assumed Obligations.
2.2    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.
2.3    Revenues and Expenses.
(a)    Except as expressly provided otherwise in this Agreement, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) for all Operating Expenses, in each case attributable to the Conveyed Interests for the period of time prior to the Effective Time. Except as expressly provided otherwise in this Agreement, and subject to the occurrence of Closing, Buyers shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) all Operating Expenses, in each case attributable to the Conveyed Interests for the period of time from and after the Effective Time. Such amounts which are received or paid prior to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement, as applicable; provided, however, that the Preliminary Settlement Statement may contain estimated amounts. Such amounts which are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement.
(b)    After the Parties’ agreement upon the Final Settlement Statement, (i) if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within 30 days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) if either Party pays monies for Operating Expenses which are the obligation of the other Party, then such other Party shall, within 30 days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Operating Expenses, (iii) if a Party receives an invoice of an expense or obligation (other than an invoice of an expense or obligation with respect to Asset Taxes or Income Taxes) which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice or other evidence of an obligation (other than an obligation with respect to Asset Taxes or Income Taxes) is received by a Party, which is partially an obligation of both Seller and Buyers, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof.
(c)    Each of Seller and Buyers shall be permitted to offset any Operating Expenses owed by such Party to the other Party pursuant to this Section 2.3 against amounts owing by the second Party to the first Party pursuant to this Section 2.3, but not otherwise.
(d)    Notwithstanding the foregoing, subject to matters for which a Party has an indemnity obligation pursuant to Article XIII, Seller shall have no further entitlement to proceeds of production and other proceeds attributable to the Conveyed Interests, and no further responsibility for Operating Expenses, to the extent such amounts have not been received or paid, respectively, on or before the one-year anniversary of the Closing.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The purchase price for the transfer of the Conveyed Interests and the transactions contemplated hereby shall be Three Hundred and Fifty Million Dollars ($350,000,000) (the “Purchase Price”), as adjusted pursuant to this Agreement and payable by Buyers to Seller at Closing by wire transfer in immediately available funds to a bank account of Seller (the details of which shall be provided by Seller to Buyers in the Preliminary Settlement Statement).
3.2    Deposit. Upon execution of this Agreement, Buyers shall deliver to Seller a deposit equal to Twenty-Five Million Dollars ($25,000,000) to assure such Buyer’s performance of its obligations hereunder (the “Deposit”). The Deposit shall be applied against the Purchase Price if the Closing occurs or shall otherwise be distributed in accordance with the terms of Section 15.4.
3.3    Adjustment to Purchase Price. The Purchase Price shall be adjusted as follows (without duplication), and the resulting amount shall be herein called the “Adjusted Purchase Price”:
(a)    The Purchase Price shall be adjusted upward by the following amounts:
(i)    an amount equal to the value of all Hydrocarbons attributable to the Conveyed Interests in storage or existing in stock tanks, pipelines and/or plants (including inventory), in each case that are, as of the Effective Time, (A) upstream of the pipeline connection or (B) upstream of the sales meter, if any, the value to be based upon the contract price in effect as of the Effective Time (or the price paid to Seller in connection with the sale of such Hydrocarbons, if there is no contract price, during the Interim Period), net of (i) amounts payable as Burdens on such production and (ii) any Asset Taxes on such Hydrocarbons economically borne by Buyers but not taken into account pursuant to Section 3.3(b)(ii);

(ii)    an amount equal to all Operating Expenses (other than Overhead Costs, Asset Taxes and Income Taxes) incurred and paid by Seller during the period of time commencing at the Effective Time, including (A) Burdens, (B) bond and insurance premiums paid by or on behalf of Seller with respect to the period of time commencing at the Effective Time, and (C) rentals and other lease maintenance payments;
(iii)    the amount of all Taxes allocated to each Buyer in accordance with Section 16.2 but that are paid or otherwise economically borne by Seller;
(iv)    subject to Section 3.8(a), to the extent that Seller is underproduced as shown with respect to the net Well Imbalances set forth in Schedule 7.11, as complete and final settlement of all Well Imbalances attributable to the Conveyed Interests, the sum of $0, which is an amount equal to the product of the underproduced volumes times $4/MMBtu;
(v)    subject to Section 3.8(a), to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.11, as complete and final settlement of all Pipeline Imbalances attributable to the Conveyed Interests, the sum of $0, which is an amount equal to the product of the overdelivered volumes times $4/MMBtu;
(vi)    the portion of the Overhead Costs attributable to the Conveyed Interests from and after the Effective Time up to the Closing Date; and
(vii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyers.
(b)    The Purchase Price shall be adjusted downward by the following amounts:
(i)    an amount equal to all proceeds actually received by Seller attributable to the sale of Hydrocarbons (A) produced from or allocable to the Conveyed Interests during the period of time commencing at the Effective Time or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 3.3(a)(i), (in each case) net of expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a)(i), Income Taxes and Asset Taxes) directly incurred in earning or receiving such proceeds;
(ii)    the amount of all Taxes allocated to Seller in accordance with Section 16.2 but that are paid or otherwise economically borne by Buyers;
(iii)    subject to Section 5.3(i), if Seller makes the election under Section 5.3(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined;

(iv)    if Seller makes the election under Section 6.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;
(v)    the Allocated Value of the Conveyed Interests excluded from the transactions contemplated hereby pursuant to Sections 4.1(b), 5.3(d)(ii), 5.5(a)(i), 5.5(b)(i)(A), or 6.1(b)(ii);
(vi)    the amount provided for in Sections 4.1(b) and 6.1(b)(ii) with respect to Conveyed Interests excluded from the transactions contemplated hereby that do not have an Allocated Value;
(vii)    an amount equal to all proceeds from sales of any of the Conveyed Interests permitted under Section 9.1 during the Interim Period; provided, that Buyers pay Seller the Allocated Value (as the same may be adjusted pursuant to the terms of this Agreement) for such Conveyed Interests at Closing;
(viii)    subject to Section 3.8(a), to the extent that Seller is overproduced as shown with respect to the net Well Imbalances set forth in Schedule 7.11, as complete and final settlement of all Well Imbalances attributable to the Conveyed Interests, the sum of $0, which is an amount equal to the product of the overproduced volumes times $4/MMBtu;
(ix)    subject to Section 3.8(a), to the extent that Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the net Pipeline Imbalances set forth in Schedule 7.11, as complete and final settlement of all Pipeline Imbalances attributable to the Conveyed Interests, the sum of $0, which is an amount equal to the product of the underdelivered volumes times $4/MMBtu;
(x)    the amount of the Suspense Funds identified by Seller on Schedule 7.17; and
(xi)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyers.
(c)    Notwithstanding anything to the contrary in the foregoing, the Parties recognize that certain amounts of Hydrocarbons are being flared by Seller in the ordinary course of business and no adjustment to the Purchase Price will be made on account of such flared Hydrocarbons, provided such flaring is consistent with the operation of the Properties as of the Execution Date.
3.4    Adjustment Methodology. When available, actual figures will be used for the adjustments to the Purchase Price at Closing. To the extent actual figures are not available, estimates will be used subject to final adjustments in accordance with Section 3.6 and Section 3.7.

3.5    Preliminary Settlement Statement. Not less than five Business Days prior to Closing, Seller shall prepare in good faith and submit to Buyers for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 3.1 and Section 12.3(c). Within two Business Days after receipt of the Preliminary Settlement Statement, Buyers will deliver to Seller a written report containing all changes, with explanation therefor, that Buyers propose to be made to the Preliminary Settlement Statement, if any. The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyers’ written report. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree on an adjustment set forth in the Preliminary Settlement Statement prior to the Closing, the amount of such adjustment set forth in the Preliminary Settlement Statement as presented by Seller will be used to adjust the Purchase Price at Closing.
3.6    Final Settlement Statement.
(a)    As soon as reasonably practicable after Closing, but not later than the later of (a) 120 days after Closing and (b) the date on which the Parties or the Title Arbitrator or Environmental Arbitrator, as applicable, finally determine all Title Defect Amounts and Title Benefit Amounts under Section 5.3(j) or Remediation Amounts under Section 6.1(e), Seller shall deliver to Buyers a final settlement statement (the “Final Settlement Statement”) prepared by Seller based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyers will deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed in the Dispute Notice shall prevail. If Buyers fail to timely deliver a Dispute Notice to Seller containing changes Buyers propose to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyers, the Final Settlement Statement and the Final Price shall be final and binding on the Parties, subject to the provisions of Section 2.3(b). Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party to the owed Party within 10 days after final determination of such owed amounts in accordance herewith. All amounts paid pursuant to this Section 3.6 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.7    Disputes. If Seller and Buyers are unable to resolve the matters addressed in the Dispute Notice (if any), Buyers and Seller shall within 10 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of 20 pages or less and submit such summaries to the Houston office of Ernst & Young, or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyers’ position with respect to each matter addressed in any Dispute Notice, based on the materials submitted to the Accounting Arbitrator as described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyers and will be enforceable against the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne pro rata between the Parties with each Party being responsible for the Accounting Arbitrator’s costs to the extent the Accounting Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Accounting Arbitrator.
3.8    Allocation of Purchase Price / Allocated Values.
(a)    The “Allocated Values” for the Wells and Well Locations are set forth on Exhibit G. The Allocated Value for a Well or a Well Location is equal to the portion of the Unadjusted Purchase Price that is allocated to such Well or Well Location on Exhibit G, increased or decreased by a share of each adjustment to the Unadjusted Purchase Price in accordance with Section 3.3; provided, that the Allocated Values shall not be decreased by the amount of any adjustment to the Unadjusted Purchase Price under Sections 3.3(b)(iii) or 3.3(b)(iv). The share of each adjustment allocated to a particular Well or Well Location shall be allocated to the particular Well or Well Location to which such adjustment relates to the extent such adjustment relates to such Well or Well Location and to the extent that it is, in the commercially reasonable discretion of Seller, possible to do so. Any adjustment not allocated to a specific Well or Well Location pursuant to the immediately preceding sentence shall be allocated among the various Wells or Well Locations on a pro-rata basis in proportion to the Unadjusted Purchase Price allocated to such Well or Well Location on Exhibit G. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.
(b)    For purposes of Income Taxes, Asset Taxes, and other Taxes, Buyers and Seller shall agree (subject to the arbitration provision in this Section 3.8(b)) to an allocation of the Purchase Price, in a manner consistent with Section 1060 of the Code, and Treasury Regulations thereunder (and, if applicable, in accordance with any other similar provision of state or local Law) within 60 days following the Closing Date. Such agreed allocation schedule shall be reasonably consistent with the Allocated Values, as adjusted pursuant to this Agreement. Buyers and Seller shall report the purchase and sale of the Conveyed Interests on all Tax Returns (including IRS Form 8594) consistently with any such agreed allocation schedule unless otherwise required by a “determination” as defined in Section 1313 of the Code. In the event that Buyers and Seller cannot agree on the allocation schedule, then such dispute shall be resolved by the Accounting

Arbitrator under procedures similar to those set forth in Section 3.7, including the provisions thereof regarding the costs of the Accounting Arbitrator. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyers and will be enforceable against the Parties in any court of competent jurisdiction.
3.9    Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 7.11, then the Purchase Price shall be further adjusted at Closing pursuant to Sections 3.3(a)(iv), 3.3(a)(v), 3.3(b)(viii) or 3.3(b)(ix), as applicable, and Schedule 7.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.
ARTICLE IV
ACCESS / DISCLAIMERS
4.1    Access.
(a)    From and after the Execution Date and up to and including the Defect Claim Date (or earlier termination of this Agreement pursuant to the terms herein) but subject to the other provisions of this Section 4.1 and obtaining of any required consents of Third Parties, including Third Party operators of the Properties (with respect to which consents Seller shall be obligated to seek in good faith but shall not be obligated to expend any monies) and including surface owners who are given notice of surface access in the ordinary course of Seller’s business, Seller shall afford to Buyers and their authorized representatives (“Buyers’ Representatives”) reasonable access, during normal business hours, to the Properties and all Records in Seller’s possession at such time to the extent necessary to conduct the title or environmental review described in Article V and Article VI. All investigations and due diligence conducted by Buyers or any Buyers’ Representative shall be conducted at Buyers’ sole cost, risk and expense and any conclusions made from any examination done by Buyers or any Buyers’ Representative shall result from Buyers’ own independent review and judgment, but subject to any scheduling requirements by the Third Parties referenced above.
(b)    From the Execution Date to the Defect Claim Date, Buyers’ inspection right with respect to the Environmental Condition of the Conveyed Interests shall include the right to undertake an environmental assessment, including a visual inspection, record reviews and interviews with applicable persons, and a Phase I Environmental Site Assessment of the Conveyed Interests conducted by a reputable environmental consulting or engineering firm, excluding any intrusive testing or sampling of soil. If, following the conduct of any such environmental assessments, Buyers, in their reasonable discretion based on the findings and results of such environmental assessments, believe that further investigation, sampling or testing or other site assessment commonly referred to as a “Phase II” site assessment (collectively, “Phase II Environmental Site Assessment”) is necessary to determine the existence and/or magnitude of an Environmental Defect or Remediation Amount, Buyers shall be entitled to conduct such Phase II Assessment, subject to Seller’s consent, which consent shall be at Seller’s sole discretion; provided, however, should Seller withhold such consent with respect to any single Conveyed

Interest, then such Conveyed Interest may, at Buyers’ option, be excluded from the transactions contemplated hereby and retained by Seller, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Conveyed Interest; provided further, however, for the purposes of this Section 4.1(b), solely with respect to any such Conveyed Interest with respect to which Seller withholds such consent to conduct a Phase II Environmental Site Assessment and that does not have an Allocated Value, such Conveyed Interest may, at Buyers’ option, be excluded from the transactions contemplated hereby and retained by Seller, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of related or associated Conveyed Interests to the extent applicable or relating to, used in connection with, servicing or burdening the Conveyed Interest with respect to which Seller withholds consent to conduct a Phase II Environmental Site Assessment. Buyers shall furnish to Seller a proposed scope of such Phase II Environmental Site Assessment, including a reasonable description of such activity and a description of the approximate locations of any sampling to be conducted, prior to the commencement of any Phase II Environmental Site Assessment. Seller or Seller’s designee shall have the right to be present during any stage of the assessment. Buyers shall give Seller reasonable prior written notice before gaining physical access to any of the Conveyed Interests, and Seller or its designee shall have the right but not the obligation to accompany Buyers and Buyers’ Representatives whenever Buyers and/or Buyers’ Representative gain physical access to any Conveyed Interests. Notwithstanding anything contained herein to the contrary, Buyers shall not have access to, and shall not be permitted to conduct any inspections (including any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment) with respect to, any Conveyed Interests for which Seller does not have the authority to grant access for such due diligence; provided that Seller shall request access rights from Third Parties for Buyers to conduct such inspections (including any Phase I Environmental Site Assessment or Phase II Environmental Site Assessment) with respect to, such Conveyed Interests.
(c)    Buyers shall coordinate their access rights, environmental property assessments and physical inspections of the Conveyed Interests with Seller and all Third Party operators, as applicable, to minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator. Seller may require (i) that a representative of Seller be present during such access or inspections and (ii) that such access or inspections occur during Seller’s normal business hours to accommodate such representative. Buyers shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Conveyed Interests, including any environmental or other inspection or assessment of the Conveyed Interests, in each case before conducting Buyers’ assessment on such Conveyed Interest in accordance with this Section 4.1. Buyers hereby indemnify, defend, and hold harmless each Seller Indemnified Party from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyers or any Buyers’ Representative with respect to the Conveyed Interests, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW

BY, A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH OPERATOR OF THE CONVEYED INTERESTS OR A MEMBER OF THE SELLER INDEMNIFIED PARTIES.
(d)    Buyers acknowledge that any entry into Seller’s offices or onto the Conveyed Interests shall be at Buyers’ sole risk, cost and expense, and, subject to the terms hereof, that none of the Seller Indemnified Parties shall be liable in any way for any injury, loss or damage arising out of such entry that may occur to Buyers or any of Buyers’ Representatives pursuant to this Agreement. Buyers hereby fully waive and release any and all Liabilities against all of the Seller Indemnified Parties for any injury, death, loss or damage to any of Buyers’ Representatives or their property in connection with Buyers’ due diligence activities, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF, OR THE VIOLATION OF LAW BY, A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.
(e)    Upon completion of Buyers’ due diligence, Buyers shall at their sole cost and expense and without any cost or expense to Seller or any of its Affiliates (i) repair all damage done to any Conveyed Interests resulting from Buyers’ and/or any of Buyers’ Representatives’ due diligence (including due diligence conducted by Buyers’ environmental consulting or engineering firm), (ii) restore the Conveyed Interests to the approximate same condition as they were prior to commencement of any such due diligence, and (iii) remove all equipment, tools or other property brought onto the Conveyed Interests in connection with such due diligence. Any disturbance to the Conveyed Interests (including the leasehold associated therewith) resulting from such due diligence will be promptly corrected by Buyers at Buyers’ sole cost and expense.
(f)    As soon as practicable after the Execution Date, Seller will make available to Buyers all material environmental documents that, to Seller’s Knowledge, relate to the Conveyed Interests in the possession or control of Seller.
4.2    Confidentiality. Buyers acknowledge that, pursuant to its right of access to the Records or the Conveyed Interests, Buyers and/or Buyers’ Representatives (including Buyers’ environmental consulting or engineering firm) will become privy to confidential and other information of Seller and/or Seller’s Affiliates. Buyers shall ensure that such confidential information (a) shall not be used for any purpose other than in connection with the transactions contemplated by this Agreement and (b) shall be held confidential by Buyers and Buyers’ Representatives (including Buyers’ environmental consulting or engineering firm) in accordance with the terms of the Confidentiality Agreement. In the event that Seller or Seller’s Representatives become privy to confidential and other information of Buyers and/or Buyers’ Affiliates, Seller shall ensure that such confidential information (x) shall not be used for any purpose other than in connection with the transactions contemplated by this Agreement and (y) shall be held confidential by Seller and Seller’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyers and Seller, including the Confidentiality Agreement, shall terminate as of the Closing Date (except as to (i) such portion of the Conveyed Interests that are not conveyed to Buyers pursuant to the provisions of this Agreement, (ii) the Excluded Assets, (iii) information related to Seller, Seller’s Affiliates, or to any assets other than the Conveyed Interests) and (iv) information related to Buyers or Buyers’ Affiliates.
4.3    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII AND IN THE ASSIGNMENTS AND THE DEEDS DELIVERED AT CLOSING, (i) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYERS OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES).
(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII, AND IN THE ASSIGNMENTS AND THE DEEDS DELIVERED AT CLOSING AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) TITLE TO ANY OF THE CONVEYED INTERESTS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE CONVEYED INTERESTS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE CONVEYED INTERESTS, (iv) ANY ESTIMATES OF THE VALUE OF THE CONVEYED INTERESTS OR FUTURE REVENUES TO BE GENERATED BY THE CONVEYED INTERESTS, (v) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE CONVEYED INTERESTS, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE CONVEYED INTERESTS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE CONVEYED INTERESTS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR THEIR AFFILIATES, OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY

DISCUSSION OR PRESENTATION RELATING THERETO AND (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII AND IN THE ASSIGNMENTS AND THE DEEDS, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE CONVEYED INTERESTS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYERS SHALL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYERS HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYERS DEEM APPROPRIATE.
(c)    (i) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE VII, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED INTERESTS, (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (iii) SUBJECT TO BUYERS’ RIGHTS UNDER SECTION 6.1, BUYERS SHALL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYERS HAVE MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYERS DEEMS APPROPRIATE.
(d)    SELLER AND BUYERS AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE V
TITLE MATTERS; CASUALTIES; TRANSFER RESTRICTIONS
5.1    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title set forth in the Assignments and the Deeds, and without limiting Buyers’ remedies for Title Defects set forth in this Article V, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Conveyed

Interests, and Buyers hereby acknowledge and agree that Buyers’ sole remedy for any defect of title, including any Title Defect, with respect to any of the Conveyed Interests (a) before Closing, shall be as set forth in Section 5.3 and (b) from and after Closing, shall be pursuant to the contractual special warranty of title set forth in the Assignments and the Deeds.
5.2    Special Warranty. The Assignments and the Deeds delivered at Closing will contain a special warranty of title with regard to the Conveyed Interests whereby Seller shall warrant Defensible Title to the Conveyed Interests unto Buyers against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances.
5.3    Notice of Title Defects; Defect Adjustments.
(a)    Title Defect Notices. To assert a claim for a Title Defect, Buyers must deliver claim notices to Seller no later than the Defect Claim Date meeting the requirements of this Section 5.3(a) (collectively, the “Title Defect Notices” and, individually, a “Title Defect Notice”) setting forth the matters which, in Buyers’ reasonable opinion, constitute Title Defects and which Buyers intends to assert as a Title Defect pursuant to this Section 5.3(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary, except as and to the limited extent set forth in the Assignments or the Deeds, Buyers shall be deemed to have waived, and Seller shall have no liability for, any Title Defect which Buyers fail to assert as a Title Defect by a properly delivered Title Defect Notice on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Conveyed Interest or portion thereof (including by the currently producing formation or Target Formation as applicable) affected by such alleged Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, (iv) Buyers’ preferred manner of curing such Title Defect and (v) the amount by which Buyers reasonably believe the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyers’ belief is based . To give Seller an opportunity to commence reviewing and curing Title Defects, Buyers agree to use reasonable efforts to give Seller, on a bi-monthly basis prior to the Defect Claim Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty set forth in the Assignments) discovered by Buyers during the preceding two-week period, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided, however, that Buyers’ failure or omission to provide Seller with such bi-monthly written notices shall have no adverse effect on or prejudice in any manner Buyers’ rights under this Agreement, including the ability to submit Title Defect Notices on or before the Defect Claim Date.
(b)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyers on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”), including (i) a description of the alleged Title Benefit and the Conveyed Interest, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), and (ii) the amount by which Seller reasonably believes the

Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit, and (iii) the computations upon which Seller’s belief is based. Seller shall be deemed to have waived any Title Benefit which Seller fails to assert as a Title Benefit by a Title Benefit Notice delivered to Buyers on or before the Defect Claim Date.
(c)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure any properly asserted Title Defects at any time prior to 90 days after the Closing Date (the “Cure Period”). During the period of time from Closing to the expiration of the Cure Period, Buyers agree to afford Seller and its officers, employees and other authorized representatives reasonable access, during normal business hours, to the Conveyed Interests and all Records in Buyers’ or any of their Affiliates’ possession in order to facilitate Seller’s attempt to cure any such Title Defects. No reduction shall be made to the Purchase Price with respect to any Title Defect for which Seller has provided notice to Buyers prior to or on the Closing Date that Seller intends to attempt to cure the Title Defect during the Cure Period. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 5.3(j) and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.
(d)    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 15.1(e), in the event that any Title Defect timely asserted by Buyers in accordance with Section 5.3(a) is not waived in writing by Buyers or cured during the Cure Period, Seller shall, at its sole option but subject to Buyers’ agreement in the case of the remedy described in Section 5.3(d)(iii):
(i)    subject to the Individual Threshold and the Aggregate Deductible, reduce the Purchase Price or the Final Price, as applicable, by the Title Defect Amount determined pursuant to Section 5.3(g) or Section 5.3(j);
(ii)    in the event that the Title Defect Amount asserted in a Title Defect Notice by Buyers equals or exceeds the entire Allocated Value for such Title Defect Property, retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Conveyed Interests, or if the Title Defect Property has been assigned to Buyers, have Buyers reassign to Seller, with special warranty of title against claims by, through or under Buyers, but not otherwise, the Title Defect Property that is subject to such Title Defect, together with all associated Conveyed Interests, and, concurrently therewith, the Purchase Price or the Final Price, as applicable, shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Conveyed Interests;
(iii)    if and only if Buyers agree to this remedy in its sole discretion, indemnify Buyers against all Liability (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyers (a “Title Indemnity Agreement”); or
(iv)    Either Buyers or Seller may, if applicable, terminate this Agreement pursuant to Section 15.1(e).
(e)    Remedies for Title Benefits. With respect to each Title Benefit Property, an amount equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit will be determined pursuant to Section 5.3(h) (the “Title Benefit Amount”), and pursuant to Section 5.3(i), such Title Benefit Amounts shall be exclusively used to offset any Title Defect Amounts that are finally determined under Section 5.3.
(f)    Exclusive Remedy. Except for Buyers’ rights under Seller’s special warranty of title in the Assignments and the Deeds delivered at Closing and Buyers’ right to terminate this Agreement pursuant to Section 15.1(e), Section 5.3(d) shall be the exclusive right and remedy of Buyers with respect to Seller’s failure to have Defensible Title with respect to any Well, Well Location, or Lease or any other title matter with respect to any Conveyed Interest, and Buyers hereby waive any and all other rights or remedies with respect thereto.
(g)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following terms and conditions (without duplication):
(i)    if Buyers and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property in Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit B;
(iv)    if the Title Defect represents an increase of (A) Seller’s Working Interest for any Title Defect Property over (B) the Working Interest set forth for such Title Defect Property in Exhibit B, then the Title Defect Amount shall be determined by calculating the Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Exhibit B, and then calculating the adjustment in the manner set forth in clause (iii) above.

(v)    if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyers and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be the greater than the lesser of (A) solely to the extent Seller has, in good faith, attempted to cure such Title Defect, the reasonable cost and expense of curing such Title Defect and (B) the Allocated Value of the Title Defect Property.
(vi)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(vii)    notwithstanding anything to the contrary in this Article V, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
(h)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):
(i)    if Buyers and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B;
(iii)    if the Title Benefit represents a decrease of (A) Seller’s Working Interest for any Title Benefit Property below (B) the Working Interest set forth for such Title Benefit Property in Exhibit B, then the Title Benefit Amount shall be determined by calculating the Net Revenue Interest that results from such reduced Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth in Exhibit B, and then calculating the adjustment in the manner set forth in clause (ii) above; and

(iv)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyers and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(i)    Title Defect Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller hereunder for any individual Title Defect for which the Title Defect Amount does not exceed $100,000 (“Individual Threshold”); and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller hereunder for any Title Defect for which the Title Defect Amount exceeds the Individual Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Threshold (but excluding any Title Defect Amounts attributable to Title Defects actually cured by Seller) plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Threshold (but excluding any Environmental Defects actually cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyers shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible; provided, that the aggregate amount of all Title Benefit Amounts in excess of the Individual Threshold shall be credited against and reduce any Title Defect Amounts in excess of the Aggregate Deductible. For the avoidance of doubt, the Title Defect Amount relating to any Conveyed Interest attributable to a Title Defect Property that Seller elects to retain in accordance with Section 5.3(d)(ii) will be counted towards the Aggregate Deductible and will be considered for purposes of Section 10.4 and Section 11.4.
(j)    Title Dispute Resolution. Seller and Buyers shall attempt to agree on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Seller to cure any alleged Title Defect (collectively “Title Disputes”) prior to Closing. If Seller and Buyers are unable to agree by Closing (or by the Title Dispute Date if Seller elects to attempt to cure an alleged Title Defect after Closing), the Title Disputes shall be exclusively and finally resolved pursuant to this Section 5.3(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience reviewing oil and gas titles involving properties in any of the regional areas in which the Title Defect Properties or Title Benefit Properties, as applicable, are located, in each case as selected by the mutual agreement of Buyers and Seller within 15 days after Closing or the Title Dispute Date, as applicable (the “Title Arbitrator”). If the Parties do not mutually agree upon the Title Arbitrator in accordance with this Section 5.3(j), the Houston office of the AAA shall appoint the Title Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Section 5.3(j). The Title Arbitrator’s determination shall be made within 30 days after submission of Title Disputes and shall be final and binding upon both Parties, without right of appeal. In making his determination with respect to any Title Dispute, the Title Arbitrator shall be bound by the rules set forth in Section 5.3(g) and Section 5.3(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyers a greater Title Defect Amount than the Title Defect Amount claimed by Buyers in their applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Title Disputes submitted by either Party, and the Title Arbitrator may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyers shall each bear its and their own legal fees and other costs of presenting its case to the Title Arbitrator. Each of Seller and Buyers shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within 10 days after the Title Arbitrator delivers written notice to Buyers and Seller of his award with respect to a Title Dispute, and, subject to Section 5.3(i), (i) Buyers shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyers the amount, if any, so awarded by the Title Arbitrator to Buyers. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration that may be conducted pursuant to this Section 5.3(j), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.7 or this Section 5.3(j).
5.4    Casualty or Condemnation Loss.
(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyers shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Conveyed Interests, and Buyers shall not assert such matters as Casualty Losses or Title Defects hereunder.
(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Conveyed Interests is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each, a “Casualty Loss”), and the Closing thereafter occurs, Seller, at Closing, shall pay to Buyers all sums actually paid to Seller by Third Parties by reason of any Casualty Loss to the extent affecting the Conveyed Interests and shall assign, transfer and set over to Buyers or subrogate Buyers to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Party) arising out of such Casualty Loss to the extent affecting the Conveyed Interests; provided, however, that Seller shall reserve and retain (and Buyers shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such

Casualty Loss and/or pursuing or asserting any such insurance claims or other rights against Third Parties.
5.5    Preferential Purchase Rights and Consents to Assign.
(a)    With respect to each Preferential Purchase Right set forth in Schedule 7.9, not later than 10 days after the Execution Date (and, with respect to each Preferential Purchase Right that is not set forth in Schedule 7.9 but is discovered by either Party after the Execution Date and before the Closing Date, not later than five days after the discovery thereof), Seller shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.
(i)    If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Conveyed Interest to which its Preferential Purchase Right applies, then the Conveyed Interest subject to such Preferential Purchase Right shall be excluded from the Conveyed Interests to be assigned to Buyers at Closing (but only to the extent of the portion of such Conveyed Interest affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Conveyed Interest (or portion thereof) so excluded. Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Conveyed Interest (or portion thereof) covered by such Preferential Purchase Right on or before the end of the period of time for closing such sale but no later than 120 days following the Closing Date, (A) Seller shall so notify Buyers, (B) Buyers shall purchase, on or before 10 days following receipt of such notice, such Conveyed Interest (or portion thereof) that was so excluded from the Conveyed Interests to be assigned to Buyers at Closing, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Conveyed Interest (or portion thereof), and (C) Seller shall assign to Buyers the Conveyed Interest (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment. If, as of Closing, the time for exercising a Preferential Purchase Right has not expired and such Preferential Purchase Right has not been exercised or waived, then the Conveyed Interest subject to such Preferential Purchase Right shall be included in the Conveyed Interests to be assigned to Buyers at Closing, and Buyers shall be solely responsible for complying with the terms of such Preferential Purchase Right and shall be entitled to the proceeds, if any, associated with the exercise of such Preferential Purchase Right.
(ii)    All Conveyed Interests for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired, in each case, prior to Closing, shall be sold to Buyers at Closing pursuant to the provisions of this Agreement.

(b)    With respect to each Consent set forth in Schedule 7.4, Seller, not later than 10 days after the Execution Date (and, with respect to each Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date, not later than five days after the discovery thereof), shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.
(i)    If (A) Seller fails to obtain a Consent set forth in Schedule 7.4 (or any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Conveyed Interests affected thereby to Buyers to be void or voidable or (2) the termination of a Lease under the express terms thereof or (B) a Consent requested by Seller is denied in writing, then, in each case, the Conveyed Interest (or portion thereof) affected by such un-obtained Consent shall be excluded from the Conveyed Interests to be assigned to Buyers at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Conveyed Interest (or portion thereof) so excluded. In the event that any such Consent (with respect to a Conveyed Interest excluded pursuant to this Section 5.5(b)(i) that was not obtained prior to Closing is obtained within 120 days following the Closing Date, then, within 10 Business Days after such Consent is obtained, (x) Buyers shall purchase the Conveyed Interest (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Conveyed Interest (or portion thereof) so excluded and (y) Seller shall assign to Buyers the Conveyed Interest (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.
(ii)    If Seller fails to obtain a Consent set forth in Schedule 7.4 (or any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date) prior to Closing and (A) the failure to obtain such Consent would not cause (1) the assignment of the Conveyed Interest (or portion thereof) affected thereby to Buyers to be void or voidable or (2) the termination of a Lease under the express terms thereof and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Conveyed Interest (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyers at Closing as part of the Conveyed Interests and Buyers shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.
(iii)    Prior to Closing, Seller and Buyers shall use their commercially reasonable efforts to obtain all Consents listed in Schedule 7.4 (and any Consent that is not set forth in Schedule 7.4 but is discovered by either Party after the Execution Date and before the Closing Date); provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyers agree to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.
ARTICLE VI
ENVIRONMENTAL MATTERS
6.1    Environmental Defects.
(a)    Assertions of Environmental Defects. To assert a claim for an Environmental Defect, Buyers must deliver claim notices meeting the requirements of this Section 6.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Defect Claim Date setting forth the matters which, in Buyers’ reasonable opinion, constitute Environmental Defects and which Buyers intend to assert as Environmental Defects pursuant to this Section 6.1. For all purposes of this Agreement, Buyers shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyers fail to assert as an Environmental Defect by a properly delivered Environmental Defect Notice on or before the Defect Claim Date, with such liabilities being “Buyers’ Environmental Liabilities.” To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Conveyed Interests affected by such alleged Environmental Condition, (ii) the Allocated Value of the Conveyed Interests (or portions thereof) affected by such alleged Environmental Condition, if such Conveyed Interest has an Allocated Value, (iii) supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyers assert is attributable to such alleged Environmental Condition. Buyers’ calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyers in calculating the Remediation Amount, including the standards that Buyers assert must be met to comply with Environmental Laws. Notwithstanding anything to the contrary in this Article VI, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any single Conveyed Interest shall not exceed the Allocated Value of such Conveyed Interest, subject to Section 6.1(b)(ii); provided, however, that this limitation shall not apply to any Conveyed Interests that do not have an Allocated Value and shall have no adverse effect on or prejudice in any manner Buyers’ rights under this Agreement, including the ability to submit Environmental Defect Notices on or before the Defect Claim Date, with respect to such Conveyed Interests. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before the expiration of the Cure Period. No reduction shall be made to the Purchase Price with respect to any asserted Environmental Defect for which Seller has provided notice to Buyers prior to or on the Closing Date that Seller intends to attempt to cure the asserted Environmental Defect during the Cure Period. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyers agree to use reasonable efforts to give Seller, on a bi-monthly basis prior to the Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyers during the preceding two-week period, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date; provided, however, that Buyers’ failure or omission to provide Seller with such bi-monthly written notices shall have no adverse effect on or prejudice in any manner Buyers’ rights under this Agreement, including the ability to submit Environmental Defect Notices on or before the Defect Claim Date.
(b)    Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 15.1(e), in the event that any Environmental Defect timely asserted by Buyers in accordance with Section 6.1(a) is not waived in writing by Buyers or cured prior to Closing, Seller shall, at its sole option, but subject to Buyers’ agreement in the case of the remedy described in Section 6.1(b)(iii):
(i)    subject to the Individual Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;
(ii)    in the event that the Remediation Amount for a single Conveyed Interest asserted in an Environmental Defect Notice by Buyers equals or exceeds the entire Allocated Value for such Conveyed Interest, retain the entirety of the Conveyed Interest that is subject to such Environmental Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Conveyed Interest; provided, however, for the purposes of this Section 6.1(b)(ii), solely with respect to any Conveyed Interests that do not have an Allocated Value, in the event that the Remediation Amount for a single Conveyed Interest asserted in an Environmental Defect Notice by Buyers equals or exceeds $100,000, Seller may retain such Conveyed Interest that is subject to such Environmental Defect, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of related or associated Conveyed Interests to the extent applicable or relating to, used in connection with, servicing or burdening the Conveyed Interest that is subject to such Environmental Defect;
(iii)    if and only if Buyers agree to this remedy in its sole discretion, indemnify Buyers against all Liability resulting from such Environmental Defect with respect to the Conveyed Interests pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyers (each, an “Environmental Indemnity Agreement”); or
(iv)    Either Buyers or Seller may, if applicable, terminate this Agreement pursuant to Section 15.1(e).
If Seller elects the option set forth in clause (i) above, Buyers shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental

Defect and for all Liabilities with respect thereto and Buyers’ obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations.
(c)    Exclusive Remedy. Except for Buyers’ rights to terminate this Agreement pursuant to Section 15.1(e), the provisions set forth in Section 6.1(b) shall be the exclusive right and remedy of Buyers with respect to any Environmental Defect with respect to any Conveyed Interest or other environmental matter.
(d)    Environmental Deductibles. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect (or with respect to any single Conveyed Interest, Environmental Defects in the aggregate) for which the Remediation Amount does not exceed the Individual Threshold; and (ii) in no event shall there be any adjustment to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects actually cured by Seller) plus (2) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Threshold (but excluding any Title Defect Amounts attributable to Title Defects actually cured by Seller), exceeds (B) the Aggregate Deductible, after which point Buyers shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only to the extent by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible. For the avoidance of doubt, if Seller elects to retain any Conveyed Interest related to any Environmental Defect pursuant to Section 6.1(b)(ii) then (x) the Purchase Price shall be reduced by the Allocated Value of such retained Conveyed Interest (or as otherwise reduced pursuant to Section 6.1(b)(ii)) and (y) the Remediation Amount for the Environmental Defect relating to such retained Conveyed Interest will be counted towards the Aggregate Deductible and will be considered for purposes of Section 10.4 and Section 11.4.
(e)    Environmental Dispute Resolution. Seller and Buyers shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyers are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 6.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years’ experience in environmental matters involving oil and gas producing properties in any of the regional areas in which the affected Conveyed Interests are located, as selected by the mutual agreement of Buyers and Seller within 15 days after the Closing Date, or, if Closing has not occurred due to the 20% threshold in Section 10.4 or Section 11.4, within 10 days after the date Closing would have otherwise occurred (the “Environmental Arbitrator”). If the Parties do not mutually agree upon the Environmental Arbitrator in accordance with this Section 6.1(e), the Houston office of the AAA shall appoint such Environmental Arbitrator under such conditions as the AAA in its sole discretion deems necessary or advisable. The place of arbitration shall be Houston, and the arbitration shall be conducted in accordance with the

AAA Rules, to the extent such rules do not conflict with the terms of this Section 6.1(e). The Parties shall submit the matters in dispute to the Environmental Arbitrator within 5 days after the selection of the Environmental Arbitrator. The Environmental Arbitrator’s determination shall be made within 30 days (or, if Closing has not occurred due to the 20% threshold in Section 10.4 or Section 11.4, within 10 days) after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 6.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyers a greater Remediation Amount than the Remediation Amount claimed by Buyers in their applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyers shall each bear its and their own legal fees and other costs of presenting its case to the Environmental Arbitrator. Each of Seller and Buyers shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then within ten 10 days after the Environmental Arbitrator delivers written notice to Buyers and Seller of his award with respect to any Remediation Amount, and, subject to Section 6.1(d), (i) Buyers shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyers the amount, if any, so awarded by the Environmental Arbitrator to Buyers. Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 6.1(e), and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.7 or this Section 6.1(e).
6.2    NORM, Asbestos, Wastes and Other Substances. Buyers acknowledge that the Conveyed Interests have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Conveyed Interests or associated with the Conveyed Interests. Equipment and sites included in the Conveyed Interests may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Conveyed Interests or included in the Conveyed Interests may contain asbestos, NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of any affected environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Conveyed Interests. Notwithstanding anything herein to the contrary, Buyers shall not be permitted to claim any Environmental Defect on the account of the presence of NORM or asbestos-containing materials, unless and only to the extent such presence of NORM or asbestos-containing materials constitutes an Environmental

Condition or to the extent such NORM or asbestos-containing material is present on out of service surface equipment included in the Conveyed Interests.
6.3    Flaring. Buyers acknowledge that the Gardendale Central Tank Battery flare is permitted through the Texas Commission on Environmental Quality as an emergency flare. The Parties recognize that certain amounts of Hydrocarbons are being flared by Seller in the ordinary course of business. Buyers shall not be permitted to claim any Environmental Defect on account of the presence of flaring or the presence or absence of Texas Commission on Environmental Quality permits related thereto, except (a) to the extent such flaring increases materially before the Defect Claim Date as compared to the flaring amounts as of the Effective Date and (b) to the extent the permit noted in the first sentence of this Section 6.3 is terminated, and then, in the case of both (a) and (b), only to the extent such practices are not primarily the result of additional natural gas volumes from wells completed after the Effective Date.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the matters specifically listed or disclosed in the Schedules (as added, supplemented or amended pursuant to Section 9.7), Seller represents and warrants to Buyers as follows:
7.1    Organization, Existence and Qualification.
(a)    Berry is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. Berry has all requisite power and authority to own and operate its property (including its interests in the Conveyed Interests) and to carry on its business as now conducted. Berry is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)    LOI is a corporation duly formed and validly existing under the Laws of the State of Delaware. LOI has all requisite power and authority to own and operate its property (including its interests in the Conveyed Interests) and to carry on its business as now conducted. LOI is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
7.2    Authorization, Approval and Enforceability. Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary limited partnership action on the part of Seller. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement is, and the Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.3    No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller or (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, or other Applicable Contract to which Seller is a party or by which Seller or the Conveyed Interests may be bound or (c) violate any Law applicable to Seller or any of the Conveyed Interests, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.
7.4    Consents. Except (a) as set forth in Schedule 7.4, (b) for Customary Post-Closing Consents, (c) for any Preferential Purchase Rights applicable to the transactions contemplated by this Agreement that are set forth in Schedule 7.9, (d) under Contracts that are terminable without payment of any fee upon not greater than 30 days’ notice, and (e) as described in Section 9.8, there are no restrictions to assignment, including requirements for consents by a Third Party that must be obtained in order for the assignment with respect to a Conveyed Interest to be valid or not in violation of the terms of any applicable document or agreement, or Seller’s interest in the Conveyed Interest to remain in full force and effect (each, a “Consent”); provided, however, “Consent” does not include any Consent which by its terms cannot be unreasonably withheld.
7.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller.
7.6    Litigation. Except as set forth in Schedule 7.6, there is no suit, action, litigation or arbitration by any Person or before any Governmental Authority pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Conveyed Interests or otherwise relating to the Conveyed Interests. As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to Seller’s Knowledge, threatened against Seller or any of its Affiliates questioning the validity of or seeking to prevent the consummation of this Agreement.
7.7    Material Contracts.
(a)    Schedule 7.7 sets forth as of the Execution Date all Applicable Contracts of the type described below (collectively, the “Material Contracts”):
(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than $100,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than $100,000 during the remainder of the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)    any Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Applicable Contract that is not terminable without penalty on 90 days’ or less notice;
(iv)    any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that can reasonably be expected to result in aggregate payments by Seller during the current or any subsequent fiscal year;
(v)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon 90 days’ or less notice and (B) involves an annual base rental of more than $100,000;
(vi)    any Applicable Contract with any Affiliate of Seller which will be binding on Buyers after the Closing Date;
(vii)    any farmout agreement, area of mutual interest agreement, exploration agreement, participation agreement, joint operating agreement, joint venture agreement, partnership agreement, unit agreement, unit operating agreement, or similar Applicable Contract;
(viii)    any Applicable Contract for the sale of gas containing a take-or-pay, advance payment, prepayment or similar provision or requiring gas to be gathered, delivered, processed or transported without then or thereafter receiving full payment therefor;
(ix)    any Applicable Contract that is a seismic or other geophysical acquisition or sharing agreement or license; and
(x)    any Applicable Contract that is a purchase and sale agreement that includes indemnity obligations that will be binding on Buyers following Closing.
(b)    Except as set forth in Schedule 7.7, there exists no default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, any other Person who is a party to such Material Contract. Except for the agreements set forth on Schedule 7.7, there are no mandatory drilling requirements with respect to Seller’s Conveyed Interests (including any continuous drilling provisions included in a Lease or sublease required to hold all or any portion of the Lands covered by such Lease or sublease), which obligations have not yet been fulfilled. There are no futures, options, swaps or other derivatives with respect to the sale of production that will be binding on the Conveyed Interests after Closing. No written notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is currently outstanding, and no currently effective notices have been received by Seller of the exercise of any premature termination, price redetermination, market-out, shut-in, or curtailment of or under any Material Contract.
7.8    No Violation of Laws. Except as set forth in Schedule 7.8, (a) Seller is not in material violation of any applicable Laws with respect to its ownership and operation of the Conveyed Interests where such violation would have a Material Adverse Effect, and (b) to Seller’s Knowledge as of the Execution Date, the operation of the Conveyed Interests by any Person other than Seller is in material compliance with any applicable Laws. For the avoidance of doubt, this Section 7.8 does not include any matters with respect to Environmental Laws or Tax Laws, which shall be exclusively addressed in Article VI, Section 7.13 and Section 7.20, respectively.
7.9    Preferential Rights. Except as set forth in Schedule 7.9, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).
7.10    Payment of Burdens. Except for such items that are not yet due or are being held in suspense for which the Purchase Price will be adjusted in accordance herewith pursuant to Section 3.3(b)(viii) and except as set forth on Schedule 7.10, Seller has paid all Burdens due by Seller with respect to the Conveyed Interests, or if not paid, is contesting such Burdens described in Schedule 7.10 in good faith in the normal course of business. Except as set forth on Schedule 7.10, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in the Net Revenue Interest figures set forth in Exhibit B, as applicable; gas balancing arrangements; and nonconsent provisions included in the Contracts) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Conveyed Interests at some future time without receiving payment therefor at or after the time of delivery.
7.11    Imbalances. To Seller’s Knowledge, Schedule 7.11 sets forth all Imbalances associated with the Conveyed Interests as of the Effective Time.
7.12    Current Commitments. Schedule 7.12 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than $100,000 (net to Seller’s interest) (the “AFEs”) relating to the Conveyed Interests to drill or rework any Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.
7.13    Tax Matters. Except as set forth in Schedule 7.13:

(a)    During the period of Seller’s ownership of the Conveyed Interests, all Asset Taxes that have become due and payable by Seller before the Effective Time have been properly paid. There are no liens on the Conveyed Interests that arose in connection with the failure to pay any Tax.
(b)    Neither Seller nor its Affiliates have received written notice of any pending claim against Seller or its Affiliates (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes, and there are no suits, proceedings, reassessments, deficiency claims, or other claims relating to any Asset Taxes of Seller or its Affiliates with any applicable Governmental Authority. No written claim has been made by any Governmental Authority where Seller or its Affiliates do not file a Tax Return that Seller or its Affiliates are or may be subject to taxation in that jurisdiction with respect to the Conveyed Interests. There are no agreements or waivers currently in effect or pending that provide for an extension of time with respect to (i) the filing of any Tax Return with respect to the Conveyed Interests or (ii) the assessment or collection of any Tax with respect to the Conveyed Interests.
(c)    No transfer of any part of the Conveyed Interests pursuant to this Agreement will be treated as a transfer of an interest in a partnership for Tax purposes. If any such transfers are set forth on Schedule 7.13, then each partnership listed on Schedule 7.13 has in effect a valid election under Section 754 of the Code.
(d)    There is no tax sharing or allocation agreement with respect to the Conveyed Interests that will not be terminated on or before the Effective Time.
7.14    Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’, finders’ fees or other similar forms of compensation to an intermediary relating to the transactions contemplated by this Agreement for which Buyers or any Affiliate of Buyers shall have any responsibility.
7.15    Equipment. Except as set forth in Schedule 7.15, the Personal Property utilized by Seller as operator of the Properties and, to Seller’s Knowledge, all other Personal Property, has been maintained in operable repair, working order and operating condition and is adequate for normal operation of the Conveyed Interests consistent with current practices, ordinary wear and tear excepted.
7.16    Payouts. To Seller’s Knowledge, Schedule 7.16 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Seller-operated Wells comprising the Conveyed Interests that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
7.17    Suspense Funds. Schedule 7.17 sets forth all material Suspense Funds as of the dates set forth on Schedule 7.17.
7.18    Condemnation. Except as set forth in Schedule 7.18, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Conveyed Interests by reason of condemnation or the threat of condemnation.

7.19    Employee Benefits.
(a)    Schedule 7.19 contains a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other retirement, pension, deferred compensation, bonus, incentive, severance, executive life insurance, vacation, stock purchase, stock option, phantom stock, equity, employment, profit sharing, retention, stay bonus, change of control and other compensation or benefit plans, programs, agreements or arrangements maintained, sponsored or contributed to by Seller or any of its ERISA Affiliates for the benefit of any Available Employee (collectively, the “Seller Benefit Plans”). Seller has heretofore made available to Buyers a copy of each Seller Benefit Plan (or, in the case of any unwritten Seller Benefit Plan, a written description thereof), any amendments thereto and any other related documents and each agreement creating or modifying any related trust or other funding vehicle.
(b)    The Seller Savings Plan has been administered and operated in all material respects in accordance with its terms and the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code). The Internal Revenue Service has issued a favorable determination letter with respect to the Seller Savings Plan and the related trust that has not been revoked, and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of the Seller Savings Plan or the related trust.
(c)    Schedule 7.19(c) and Schedule 14.5 combined, set forth a complete and correct list of all Available Employees, including their respective titles, current base salary or wage rate, current target bonus, start date, date of birth, work location, vacation entitlement formula, and whether or not any such employee is on leave of absence (the “Employee Letter”).
(d)    Except as set forth on Schedule 7.19(d) and as would result under the Severance Plan, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Available Employee to any compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation to or in respect of an Available Employee under any Seller Benefit Plan.
(e)    (i) Neither Seller nor any of its Affiliates is party to a collective bargaining or other labor union contracts with respect to the Available Employees; (ii) there is not any labor strike, dispute (other than routine individual grievances), work stoppage or lockout pending or, to Seller’s Knowledge, threatened, against or affecting the Conveyed Interests; (iii) to Seller’s Knowledge, no union organizational campaign is in progress with respect to the Available Employees and no question concerning representation of such employees exists; and (iv) there are not, with respect to the Available Employees, any unfair labor practice charges or complaints against Seller or any of its Affiliates pending or, to Seller’s Knowledge, threatened, before the National Labor Relations Board.

(f)    THIS SECTION 7.19 CONTAINS THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO EMPLOYEE BENEFITS MATTERS. NO OTHER PROVISION OF THIS AGREEMENT SHALL BE CONSTRUED AS CONSTITUTING A REPRESENTATION OR WARRANTY REGARDING SUCH MATTERS.
7.20    Environmental Laws. Except as disclosed on Schedule 7.20, (a) there are no actions, suits or proceedings pending, or to Seller’s Knowledge, threatened in writing, before any Governmental Authority or arbitrator with respect to the Conveyed Interests alleging material violations of, or material liabilities under, Environmental Laws, or claiming Remediation obligations and (b) Seller has received no notice from any Governmental Authority of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Conveyed Interests or the ownership or operation of any thereof.
7.21    Absence of Certain Changes. Since the Effective Time, (a) there has not been any Material Adverse Effect on the Conveyed Interests, including any reduction in the rate of production of Hydrocarbons from the Conveyed Interests that would constitute a Material Adverse Effect, unless such Material Adverse Effect is the result of Seller’s actions permitted under Section 9.1, and (b) there has not been any damage, destruction or loss or other Casualty Loss with respect to the Conveyed Interests other than any such Casualty Loss for which Buyers receive sums covering such Casualty Loss pursuant to Section 5.4(b).
7.22    Wells. Except as set forth on Schedule 7.22, (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, (b) there are no Wells that Seller is obligated by applicable Law or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Authority, and (c) all currently producing Wells are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.
7.23    Insurance. Seller maintains an insurance program which includes at least the coverages in amounts and types as further described on Schedule 7.23.
7.24    Miscellaneous. To Seller’s Knowledge, the information set forth on Schedule 7.24 is true and correct to the extent any inaccuracy would not have a Material Adverse Effect.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYERS
Each Buyer represents and warrants to Seller the following:
8.1    Organization, Existence and Qualification. Such Buyer is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Such Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Such Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
8.2    Authorization, Approval and Enforceability. Such Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by such Buyer of this Agreement and the Transaction Documents have been duly and validly authorized and approved by all necessary limited liability company or partnership action, as applicable, on the part of such Buyer. This Agreement is, and the Transaction Documents to which such Buyer is a party, when executed and delivered by such Buyer, will be the valid and binding obligations of such Buyer and enforceable against such Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
8.3    No Conflicts. The execution, delivery, and performance by such Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of such Buyer or (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which such Buyer is a party or by which such Buyer or any of its property may be bound or (c) violate any Law applicable to such Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of such Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
8.4    Consents. Except as described in Section 9.8, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, in each case, that such Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement by such Buyer, except where such consents or other restrictions on assignment would not, individually or in the aggregate, have a material adverse effect upon the ability of such Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
8.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Buyer’s Knowledge, threatened against such Buyer or any Affiliate of such Buyer. Such Buyer is not insolvent.
8.6    Litigation. As of the Execution Date, there is no investigation, lawsuit, action, litigation or arbitration by any Person or before any Governmental Authority pending, or to such Buyer’s Knowledge, threatened against such Buyer or any of its Affiliates that has or would have a material adverse effect upon the ability of such Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

8.7    Regulatory. FDL Operating, LLC (“Buyer Operator”) is, or will be as of the Closing Date, qualified under Law to own and assume operatorship of the Conveyed Interests in all jurisdictions where such Conveyed Interests are located. To the extent required by any Laws, Buyer Operator has, or will have as of the Closing Date, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all Laws governing the ownership and operation of the Conveyed Interests. To the knowledge of Buyer Operator, there is no fact or condition with respect to Buyer Operator or its obligations hereunder that may cause any Governmental Authority to withhold its unconditional approval of the transactions contemplated hereby to the extent approval by such Governmental Authority is required by Law.
8.8    Financing. Such Buyer has, or will have as of the Closing Date, sufficient cash in immediately available funds with which to pay its pro rata portion of the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents. Such Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall such Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.
8.9    Independent Evaluation. Such Buyer (a) is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities, (b) is capable of evaluating, and hereby acknowledges that it has so evaluated, the merits and risks of the Conveyed Interests, such Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder, and (c) is able to bear the economic risks associated with the Conveyed Interests, such Buyer’s acquisition, ownership, and operation thereof, and its obligations hereunder. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Buyer, (i) has relied or shall rely solely on its own independent investigation and evaluation of the Conveyed Interests and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller or any Affiliates of Seller, and (ii) subject to Sections 4.1 and 6.1, has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Conveyed Interests.
8.10    Brokers’ Fees. None of such Buyer or such Buyer’s Affiliates has incurred any liability, contingent or otherwise, for brokers’, finders’ fees or other similar forms of compensation to an intermediary relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or any of Seller’s Affiliates has or shall have any responsibility.
8.11    Accredited Investor. Such Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale, distribution, or other disposition thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE IX
CERTAIN AGREEMENTS
9.1    Conduct of Business. Except (w) as set forth in Schedule 9.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 7.12, (y) for actions taken in connection with emergency situations, and/or (z) as expressly contemplated by this Agreement or as expressly consented to by Buyers,
(a)    Seller shall, from and after the Execution Date until Closing:
(i)    maintain or cause its Affiliates to maintain, and if Seller or one of its Affiliates is the operator thereof, operate, the Conveyed Interests in the usual and ordinary manner consistent with its past practice;
(ii)    maintain all material governmental permits and approvals affecting the Conveyed Interests;
(iii)    maintain the books of account and Records relating to the Conveyed Interests in the usual and ordinary manner, in accordance with its usual accounting practices;
(iv)    use commercially reasonable efforts to maintain in full force and effect all Leases, except where any such Lease terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same;
(v)    notify Buyers of any election that Seller is required to make under any Material Contract or with respect to any Conveyed Interest, specifying the nature and time period associated with such election;
(vi)    use commercially reasonable efforts to repair any and all damage to the Conveyed Interests resulting from a Casualty Loss (provided, that any reasonable expenses incurred and actually paid by Seller in accordance with this Section 9.1(a)(vi) shall be deemed to be “Operating Expenses” hereunder);
(vii)    use commercially reasonable efforts to preserve relationships with Third Parties having business dealings with the Properties;
(viii)    maintain insurance coverage on the Conveyed Interests in the amounts and types currently in force; and
(ix)    notify Buyers of any operation proposed by a Third Party that is reasonably estimated to cost Seller in excess of $100,000.
(b)    Seller shall not, from and after the Execution Date until Closing:
(i)    except in the case of any Contracts that are crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing arrangements entered into in the ordinary course of business that are terminable without penalty on 90 days’ notice or less, enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed in Schedule 7.7, or materially amend the terms of any Material Contract;
(ii)    terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend the terms of any Material Contract;
(iii)    propose any operation reasonably expected to cost Seller in excess of $100,000;
(iv)    except as required by applicable Laws or a Seller Benefit Plan in existence as of the date hereof and disclosed on Schedule 7.19, (A) increase in any manner the salary, wages or other compensation or fringe benefits of any Available Employee; (B) grant or increase any severance or termination pay (other than as required by normal severance practices in effect on the date of this Agreement) to, or enter into any severance Contract with, any Available Employee, or enter into any employment Contract with any Available Employee; (C) establish, adopt, enter into or amend any Seller Benefit Plan or other arrangement applicable to any Available Employee; (D) pay, grant or increase any benefit applicable to any Available Employee not required under any Employee Benefit Plan existing as of the date hereof; or (E) hire, promote or terminate any officer or employee who primarily works with respect to the Conveyed Interests;
(v)    transfer, sell, mortgage, pledge or dispose of the Conveyed Interests (or permit any Affiliate to do any of the foregoing), other than (A) the transfer, sale, or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary or desirable in the operation of the Conveyed Interests or for which replacement equipment has been, or will be on or prior to Closing, obtained;
(vi)    (A) become a non-consenting party in any operation proposed with respect to any of the Conveyed Interests, (B) relinquish voluntarily its position as operator with respect to any of the Conveyed Interests, or (C) waive, compromise or settle any material claim involving the Conveyed Interests; and
(vii)    commit to do any of the foregoing.
(c)    Buyers acknowledge that Seller owns undivided interests in certain of the properties comprising the Conveyed Interests with respect to which it is not the operator, and Buyers agree that the acts or omissions of any other Working Interest owner (including any operator) or any other Person who is not Seller or an Affiliate of Seller shall not constitute a breach of the provisions of this Section 9.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 9.1.
9.2    Successor Operator. Seller acknowledges that Buyers desire to succeed Seller as operator of those Conveyed Interests or any portion thereof that Seller may presently operate. Buyers acknowledge and agree that Seller does not covenant or warrant that Buyers shall become successor operator of such Conveyed Interests. Seller agrees, however, that, as to the Conveyed Interests it operates, it shall use its commercially reasonable efforts to designate, to the extent legally possible and permitted under any applicable joint operating agreement, Buyers as successor operator of such Conveyed Interests effective as of Closing. As soon as practicable following the Closing, the Parties shall make such filings with the applicable Governmental Authority as may be required to change the record operator of the Conveyed Interests, as applicable. For all Conveyed Interests operated by Seller or an Affiliate of Seller, Seller shall execute and deliver to Buyers, on forms to be prepared by Seller (with the cooperation of Buyers), and Buyers shall promptly file, the applicable forms transferring operatorship of such Conveyed Interests to Buyers. With respect to any filings to be made pursuant to this Section 9.2, Buyers will provide Seller advance copies thereof.
9.3    Governmental Bonds. Buyers acknowledge that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with any Governmental Authority and/or relating to the Conveyed Interests are transferable to Buyers. On or before the Closing Date, Buyers shall obtain, or cause to be obtained in the name of Buyers (or, if applicable, an Affiliate of Buyers), replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (a) for Buyers’ ownership of the Conveyed Interests, and (b) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or any Affiliate of Seller with respect to the Conveyed Interests (for the avoidance of doubt, such cancellation to be at Seller’s option); provided, however, that in the event the policy or procedure of any Governmental Authority will not allow for such act(s) to be performed prior to the Closing Date, then Buyers shall perform all actions permissible promptly following Closing. In addition, at or prior to Closing, Buyers shall deliver to Seller either (i) evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own and, if applicable, operate the Conveyed Interests, or (ii) evidence that such replacement bonds or other security are not necessary as a result of existing bonds, letters of credit, or guarantees that Buyers have previously posted as long as such existing bonds, letters of credit, or guarantees are adequate to secure the release of those posted by Seller. Schedule 9.3 identifies the bonds, letters of credit, and guarantees posted by Seller with respect to the Conveyed Interests as of the date noted on such Schedule.
9.4    Record Retention. Buyers shall and shall cause their respective successors and assigns to, for a period of seven years following Closing (or, in the case of Records related to Tax matters, until the expiration of the period of time set forth in the applicable statute of limitations), (a) retain the Records, (b) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense. At the end of such seven-year period and prior to destroying any of the Records, Buyers shall notify Seller in writing in advance of such destruction and provide Seller a reasonable opportunity to copy any or all of such Records at Seller’s expense.
9.5    [Reserved].

9.6    Knowledge of Breach. Buyers will notify Seller promptly and in reasonable detail promptly after Buyers or any Affiliate of Buyers, or any of their respective officers or representatives, obtain knowledge that any representation, warranty, covenant, or other agreement of Seller contained in this Agreement is, becomes, or will be untrue, or has been or may be breached, as applicable, in any material respect on or before the Closing Date. Seller will notify Buyers promptly in reasonable detail promptly after Seller or any Affiliate of Seller, or any of their respective officers or representatives, obtains knowledge that any representation, warranty, covenant, or other agreement of any Buyer contained in this Agreement is, becomes, or will be untrue, or has been or may be breached, as applicable, in any material respect on or before the Closing Date.
9.7    Amendment to Schedules. Buyers agree that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing Date to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. Notwithstanding the foregoing, for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article X have been fulfilled and whether Seller owes Buyers an indemnity under Article XIII, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing Date that arose in the ordinary course of business shall be waived and Buyers shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
9.8    Regulatory Matters. Seller and Buyers shall in a timely manner make (or cause its applicable Affiliate to make) (a) all required filings and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such flings, applications and negotiations. Buyers, on the one hand, and Seller, on the other hand, each shall bear one-half of the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Buyers, Seller, or any Affiliate of either is required to make the payment. Notwithstanding anything to the contrary contained in this Section 9.8 or in this Agreement, neither Party shall be obligated to take any divestiture or related action whatsoever with respect to any of the assets, businesses or product lines of such Party or its Affiliates.
9.9    Financing Cooperation. From the Execution Date until the second anniversary of the Closing Date, Seller shall provide, and shall cause its managers (excluding senior-level managers), employees, agents, financial advisors, accountants and other representatives to provide, cooperation reasonably necessary under the Debt Financing or other financing activities following the Closing, including by (a) participating in meetings and presentations following reasonable advance notice, (b) assisting in the review of bank books, offering memoranda and similar information and marketing documents, (c) furnishing Buyers with financial and operational information regarding the Conveyed Interests, including lease, well and production records, financial statements and information related to the Conveyed Interests required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and other applicable Laws, including the Patriot Act and Investment Company Act, (d) causing the Conveyed Interests to be free and clear of liens as of the Closing other than Permitted Encumbrances, and (e) using commercially reasonable efforts at no cost to Seller to satisfy all conditions applicable to Buyers in respect of their financing sources; it being understood and agreed that all materials and information obtained by Buyers pursuant hereto may be shared with the Financing Sources, provided, that this Section 9.9 shall not require travel by any of the subject Persons in order to comply with the terms hereof and that Buyers will make reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby.
9.10    Pipe Inventory. If requested by Buyer, Seller will work in good faith with Buyer to secure drill pipe inventory supply agreements as soon as practicable, but in any case by the date upon which the Term (as such term is defined in the Transition Services Agreement) of the Transition Services Agreement ends.
ARTICLE X
BUYERS’ CONDITIONS TO CLOSING
The obligations of Buyers to consummate the transactions provided for herein are subject, at the option of Buyers, to the fulfillment by Seller or waiver by Buyers, on or prior to Closing of each of the following conditions precedent:
10.1    Representations. The portions of the representations and warranties of Seller set forth in Article VII that are (a) qualified by the term “material” or contain terms such as “Material Adverse Effect” (whether or not capitalized) shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date), and (b) that are not so qualified shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date).
10.2    Performance. Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.
10.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

10.4    Title Defects and Environmental Defects. In each case subject to the Individual Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 5.3(d)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Seller in its reasonable opinion, and the sum of all Purchase Price adjustments pursuant to Section 5.3(d)(ii) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 5.3(b) prior to the Closing plus (b) all Remediation Amounts for Environmental Defects determined under Section 6.1(b)(i) prior to the Closing or if not so determined prior to the Closing, as asserted in good faith by Buyers in Environmental Defect Notices timely submitted to Seller (provided, however, if the Remediation Amounts asserted in good faith by Buyer in accordance with Section 6.1(a) with respect to such Environmental Defects cause the 20% threshold in this Section 10.4 to be reached, then the Closing may be delayed for no longer than 30 days to allow the Parties to attempt to mutually agree on such Remediation Amounts, but if such Remediation Amounts are not mutually agreed upon within 5 days, then the Remediation Amounts determined in accordance with Section 6.1(e)), shall be less than 20% of the Purchase Price.
10.5    Casualty Loss. There shall have been no Casualty Loss affecting the Conveyed Interests for which the cost to repair or restore the affected Conveyed Interests equals or exceed 20% of the Purchase Price.
10.6    Consents and Preferential Purchase Rights. The Consent required for the transfer of the Gardendale Lease to Buyers has been obtained.
10.7    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyers the documents and other items required to be delivered by Seller under Section 12.3.
ARTICLE XI
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyers or waiver by Seller, on or prior to Closing of each of the following conditions precedent:
11.1    Representations. The portions of the representations and warranties of each Buyer set forth in Article VIII that are (a) qualified by the term “material” or contain terms such as “Material Adverse Effect” (whether or not capitalized) shall be true and correct as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), and (b) that are not so qualified shall be true and correct in all material respects as of the Execution Date and as of Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).
11.2    Performance. Buyers shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyers is required prior to or at the Closing Date.

11.3    No Legal Proceedings. No material suit, action, litigation or other proceeding instituted by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.
11.4    Title Defects and Environmental Defects. In each case subject to the Individual Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 5.3(d)(i) prior to the Closing or if not so determined prior to the Closing, as determined by Seller in its reasonable opinion, and the sum of all Purchase Price adjustments pursuant to Section 5.3(d)(ii) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 5.3(b) prior to the Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Section 6.1(b)(i) prior to the Closing or if not so determined prior to the Closing, as asserted in good faith by Buyers in Environmental Defect Notices timely submitted to Seller (provided, however, if the Remediation Amounts asserted in good faith by Buyer in accordance with Section 6.1(a) with respect to such Environmental Defects cause the 20% threshold in this Section 11.4 to be reached, then the Closing may be delayed for no longer than 30 days to allow the Parties to mutually agree on such Remediation Amounts, but if such Remediation Amounts are not mutually agreed upon within 5 days, then the Remediation Amounts determined in accordance with Section 6.1(e)), shall be less than 20% of the Purchase Price.
11.5    Casualty Loss. There shall have been no Casualty Loss affecting the Conveyed Interests for which the cost to repair or restore the affected Conveyed Interests equals or exceed 20% of the Purchase Price.
11.6    Closing Deliverables. Buyers shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyers under Section 12.3.
ARTICLE XII
CLOSING
12.1    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyers of the Conveyed Interests pursuant to this Agreement (the “Closing”) shall occur on or before November 14, 2014, or such other date as Buyers and Seller may agree upon in writing. The date on which the Closing actually occurs shall be the “Closing Date.”
12.2    Place of Closing. Closing shall be held at the offices of Seller at 600 Travis Street, Suite 5100, Houston, Texas 77002 or such other location as Buyers and Seller may agree upon in writing.
12.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)    Seller and each Buyer shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties, covering the Conveyed Interests;
(b)    Seller and each Buyer shall execute and deliver the Preliminary Settlement Statement;
(c)    Each Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, its pro rata portion of the Adjusted Purchase Price;
(d)    Seller and each Buyer shall execute and deliver the Deeds, in sufficient counterparts to facilitate recording in the applicable counties;
(e)    Seller and each Buyer shall execute and deliver the Transition Services Agreement;
(f)    Seller shall deliver, on forms supplied by Buyers and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyers of proceeds attributable to production from the Conveyed Interests from and after the Effective Time, for delivery by Buyers to the purchaser of production;
(g)    Seller shall deliver an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2);
(h)    Seller shall deliver all required releases and termination statements from any Person who has an Encumbrance against the Conveyed Interests (excluding Permitted Encumbrances);
(i)    An authorized officer of Seller shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyers;
(j)    An authorized officer of each Buyer shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller;
(k)    Each Buyer shall deliver any instruments and documents required by Sections 9.3; and
(l)    Seller and each Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at Closing.

12.4    Records. In addition to the obligations set forth under Section 12.3 above, but notwithstanding anything herein to the contrary, no later than 30 Business Days following the Transition Date, Seller shall make available to Buyers the Records for pickup from Seller’s offices during normal business hours.
ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1    Assumption by Buyers; Specified Obligations.
(a)    Without limiting Buyers’ rights to indemnity under this Article XIII and Buyers’ rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after Closing, Buyers assume and hereby agree to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged), all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Conveyed Interests, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Conveyed Interests, including obligations:
(i)    to furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts;
(ii)    to pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense, insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Conveyed Interests after the Effective Time, and additionally those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)(x);
(iii)    to Decommission the Conveyed Interests (the “Decommissioning Obligations”);
(iv)    subject to Seller’s obligations under Article VI, to clean up, restore and/or Remediate the premises covered by or related to the Conveyed Interests in accordance with the Leases and applicable Laws;
(v)    applicable to or imposed on the lessee under the Leases and the Applicable Contracts, or as required by any Law; and
(vi)    subject to Article VI, arising from or related to Environmental Conditions, Environmental Defects and Buyers’ Environmental Liabilities
(all of said obligations and Liabilities, subject to the following exclusion, herein being referred to as the “Assumed Obligations”); provided that each Buyer does not assume any obligations or Liabilities of Seller to the extent that they are Specified Obligations or attributable to or arise out of the ownership, use or operation of the Excluded Assets.

(b)    Upon Closing, and except for the Assumed Obligations, each Seller, severally but not jointly, retains and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, arising from, based upon, related to or associated with (i) Seller’s failure to properly, timely and legally pay, in accordance with the terms of any Lease, Applicable Contract and applicable Laws, all Burdens with respect to the Conveyed Interests due by Seller and attributable to Seller’s ownership of the Conveyed Interests prior to the Effective Time (other than for amounts held in suspense for which the Purchase Price was adjusted pursuant to Section 3.3(b)(x)); (ii) personal injury or wrongful death attributable to Seller’s operation of the Conveyed Interests prior to the Closing Date; (iii) Operating Expenses for which Seller is responsible pursuant to Section 2.3; (iv) the Excluded Assets; (v) Taxes for which Seller is responsible pursuant to Section 16.2 (taking into account, and without duplication of, (A) such Asset Taxes effectively borne by Seller as a result of Purchase Price adjustments made pursuant to Section 3.3 and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 16.2(d);(vi) disposal of any Hazardous Substances, wastes, materials, and products generated by or used in connection with the ownership and operation of the Conveyed Interests to any location not on or adjacent to the Properties; (vii) liabilities and obligations of Seller to pay any of their Affiliates to the extent accruing during the period prior to the Closing Date and relating to the Conveyed Interests, other than for goods or services furnished in the ordinary course; (viii) the matters set forth on Schedule 7.6; and and (ix) the Conveyed Interests excluded from the transactions contemplated hereby pursuant to Sections 4.1(b), 5.3(d)(ii), 5.5(a)(i), 5.5(b)(i)(A), or 6.1(b)(ii) (all of said Liabilities herein being referred to as the “Specified Obligations”).
13.2    Indemnities of Seller. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8, each Seller, severally but not jointly, shall be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Buyers and their Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:
(a)    any breach by Seller of their representations or warranties contained in Article VII;
(b)    any breach by Seller of its covenants and agreements under this Agreement; or
(c)    the Specified Obligations.
13.3    Indemnities of Buyers. Effective as of Closing, Buyers and their respective successors and assigns shall assume and be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:
(a)    any breach by Buyers of its representations or warranties contained in Article VIII;
(b)    any breach by Buyers of their covenants and agreements under this Agreement; or
(c)    the Assumed Obligations.
13.4    Limitation on Liability.
(a)    Seller shall not have any liability for any indemnification under Section 13.2 of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000, and (ii) until and unless the aggregate amount of all Liabilities exceeding the threshold described in clause (i) above and for which Claim Notices are delivered by Buyers exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that (w) the adjustments to the Purchase Price under Sections 3.3, 3.5, 3.6 or 3.7 and any payments in respect thereof, (x) any breach of Sections 7.1, 7.2, 7.3, 7.5, 7.13 or 7.14, (y) a material breach of those covenants contained in Article IX and (z) any indemnity owed for Specified Obligations shall not be limited by this Section 13.4(a).
(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyers for aggregate Liabilities in excess of an amount equal to 20% of the Purchase Price; provided that (w) the adjustments to the Purchase Price under Sections 3.3, 3.5, 3.6 or 3.7 and any payments in respect thereof, (x) any breach of Sections 7.1, 7.2, 7.3, 7.5, 7.13 or 7.14, (y) a material breach of those covenants contained in Article IX and (z) any indemnity owed for Specified Obligations shall not be limited by this Section 13.4(b).
13.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 4.1(c), 4.1(d), AND 4.3, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED OBLIGATIONS AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYERS AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”
13.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, and except as explicitly stated in Article V and Article VI, from and after Closing,

Sections 4.1(c), 13.2 and 13.3, the Assignments and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement. Except as specified in Section 4.1(c), Section 13.2 and any Title Indemnity Agreement or Environmental Indemnity Agreement entered into by the Parties, and except as explicitly stated in Article V and Article VI, effective as of Closing, Buyers, on their own behalf and on behalf of the Buyer Indemnified Parties, hereby release, remise and forever discharge Seller and its Affiliates and all of such Persons’ equityholders, partners, members, directors, officers, employees, agents, advisors, and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyers or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Conveyed Interests prior to Closing or the condition, quality, status or nature of any of the Conveyed Interests prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates (except as provided in Section 5.4).
13.7    Indemnification Procedures. All claims for indemnification under Sections 4.1(c), 13.2 and 13.3 shall be asserted and resolved as follows:
(a)    For purposes of Section 4.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party and/or other Person(s) with respect to such Liabilities pursuant to any of Section 4.1(c) and this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party and/or other Person(s) having the right to be indemnified with respect to such Liabilities by the Indemnifying Party pursuant to any of Section 4.1(c) and this Article XIII.
(b)    To make a claim for indemnification under Sections 4.1(c), 13.2, or 13.3, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Sections 4.1(c), 13.2, or 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30-day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its obligation or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (i) above.

(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.
13.8    Survival.
(a)    Except for the Specified Representations, the representations and warranties set forth in Section 7.13 and the special warranty of title included in the Assignments, the representations and warranties of Seller in Article VII and each Buyer in Article VIII and the covenants and agreements of the Parties in Section 9.1 and Section 12.4, shall in each case terminate on the date that is twelve calendar months from the Closing Date. The Specified Representations shall survive Closing without time limit. The representations and warranties set forth in Section 7.13 shall survive until 30 days after the expiration of the period of time set forth in the statute of limitations under the Code for the applicable taxable period in question. The representations and warranties set forth in Section 7.20 and Section 7.24 shall terminate as of the Closing Date. The special warranty of title included in the Assignments shall survive for the period set forth in the Assignments. Subject to the foregoing and as set forth in Section 13.8(b), the remainder of this Agreement shall survive Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force or effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Seller’s indemnities set forth in Section 13.2(c) shall survive the Closing for a period of five years from the Closing Date; provided, however, that (i) Seller’s indemnities set forth in Section 13.2(c) relating to the portions of the Specified Obligations defined in item (i) of Section 13.1(b) shall survive until 30 days after the expiration of the period of time set forth in the statute of limitations regarding same (ii) Seller’s indemnities in Section 13.2(c) relating to the portions of the Specified Obligations defined in item (v) of Section 13.1(b) shall survive until 30 days after the expiration of the period of time set forth in the statute of limitations under the Code for the applicable taxable period in question, and (iii) Seller’s indemnities set forth in Section 13.2(c) relating to the portions of the Specified Obligations defined in item (iv) of Section 13.1(b) shall survive Closing without time limit. Each Buyer’s indemnity set forth in Sections 4.1(c) and 13.3(c) shall survive the Closing without time limit and shall be deemed covenants running with the Conveyed Interests (provided that each Buyer and its successors and assigns shall be released from all of the obligations and Liabilities of Buyer under such Sections of this Agreement upon any transfer or assignment of any Conveyed Interest to a Person with an Investment Grade Credit Rating, but not otherwise). Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Sections 13.2(a) and 13.2(b) or Sections 13.3(a) through 13.3(c) prior to the date of termination for such indemnity.
13.9    Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyers, or their respective Affiliates, any indirect, consequential, punitive, exemplary, remote or speculative damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party that is entitled to indemnification in accordance with this Article XIII, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyers, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover punitive, special, indirect, exemplary, or consequential damages, remote or speculative, or damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
13.10    Waiver of Right to Rescission. Seller and Buyers acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyers and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
13.11    Insurance. The amount of any Liabilities for which any of the Buyer Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by Buyers realized or that could reasonably be expected to be realized by Buyers if a claim were properly pursued under the relevant insurance arrangements.
13.12    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.
ARTICLE XIV
EMPLOYMENT MATTERS
14.1    Seller Benefit Plans. Effective as of the Employee Start Date, the Continuing Employees shall cease to accrue further benefits and shall cease to be active participants under the Seller Benefit Plans. Buyers shall not assume any of the Seller Benefits Plans. From and after the Employee Start Date, Seller and its ERISA Affiliates shall retain and shall be solely responsible for all obligations and liabilities under the Seller Benefit Plans, and neither Buyers nor their Affiliates shall have any obligation, liability or responsibility from and after the

Employee Start Date to or under the Seller Benefit Plans, whether such obligation, liability or responsibility arose before, on or after the Employee Start Date.
14.2    Pre-Employee Start Date Claims under Seller Benefit Plans. The Seller Benefit Plans shall be responsible for providing welfare benefits (including medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to any participating Available Employees for all claims incurred prior to the Employee Start Date under and subject to the generally applicable terms and conditions of such plans. For purposes of this Section 14.2, a claim is incurred with respect to (i) accidental death and dismemberment, disability, life and other similar benefits when the event giving rise to such claim occurred and (ii) medical, hospital, dental and other similar benefits when the services with respect to such claim are rendered. Seller shall pay out all accrued and unused vacation balances of the Continuing Employees within thirty (30) days of the Employee Start Date in accordance with Seller’s applicable policies in effect at that time. Seller agrees to indemnify Buyer for any claims brought by Available Employees for accrued, unused vacation based on Seller’s applicable policies in effect prior to the Employee Start Date.
14.3    Available Employees’ Offers and Post- Employee Start Date Employment and Benefits. If there has been a change to the information contained in the Employee Letter, Seller shall provide Buyers, not later than the tenth day of each month prior to the Closing Date, with an updated Employee Letter that (i) contains the information required under Section 7.19(c) with respect to each individual whose information was not previously set forth on the Employee Letter and who became an Available Employee during the preceding month, either due to his or her hire by Seller or its affiliates (or due to the mutual agreement of Seller and Buyers and (ii) indicates each individual who was previously set forth on the Employee Letter and who is no longer an Available Employee. Buyers shall:
(a)    No later than the earlier of (i) ten (10) days prior to the Closing Date or (ii) the date required by Applicable Law, make written offers of employment to each of the Available Employees to whom Buyers elect to make an offer of employment, including those described in Section 14.3(c) and Section 14.5, with such offers providing such Available Employees at least five (5) days to either accept or reject such offers;
(b)    no later than the date that is three (3) days prior to the anticipated Closing Date, Buyers shall notify Seller as to each Available Employee who has accepted employment with Buyers or any of their Affiliates, which acceptance shall be conditioned upon the occurrence of the Closing and effective as of the Employee Start Date and may be conditioned on other typical hiring policies, and each Available Employee who has rejected Buyers’ offer of employment;
(c)    provide to each Available Employee who is actively at work as of the Employee Start Date (each, an “Active Available Employee”) or is on a previously scheduled and approved (by Seller or its Affiliates) short-term disability, long-term disability, workers’ compensation or other approved leave of absence (each, an “Inactive Available Employee”) and accepts an offer of employment from Buyers (the “Continuing Employees”), beginning immediately following the Employee Start Date and ending on December 16, 2015 (the “Continuation Period”), (1) base salary/wage rate in at least the amounts provided to the Available Employee as of the Execution Date, (2) reemployment or hiring, as applicable, to the Inactive Available Employees, such reemployment or hiring to be effective as of the date during the Continuation Period, if any, each such Available Employee has been cleared for and returns to active employment and to be in a position comparable to that which such Available Employee has prior to the commencement of his or her absence from active employment to the same extent, if any, as Seller would be required to reemploy such Inactive Available Employee in accordance with its policies as in effect on the Closing Date and applicable Law; provided that nothing in the foregoing shall affect the right of Seller and its Affiliates to terminate the employment of an Available Employee for any reason or at any time; and (3) severance benefits for each Continuing Employee who is terminated during the Continuation Period as provided in the severance plan (the “Severance Plan”) set forth on Exhibit I;
(d)    use commercially reasonable efforts to cause each Continuing Employee and his or her eligible dependents (including all such employee’s dependents covered immediately prior to the Employee Start Date by a group health plan maintained by Seller or its Affiliates) to be covered under a group health plan maintained by Buyers or their Affiliates that (i) provides major medical and dental benefits coverage to the Continuing Employee and such eligible dependents effective immediately upon the Employee Start Date and (ii) credits or reimburses, at Buyers’ option, such Continuing Employee, for the year during which such coverage under such group health plan begins, with any deductibles incurred during such year under a group health plan maintained by Seller or its Affiliates;
(e)    provide full service credit for all purposes (other than to the extent that such credit would result in duplication of benefits with respect to the same period of service, and excepting credit for Buyers’ long term equity compensation plan and benefit accrual under defined benefit plans) under all vacation, incentive, compensation and employee benefit plans, policies and arrangements made available to Continuing Employees by Buyers or any of their Affiliates on or after the Employee Start Date to the same extent such Continuing Employee’s service was recognized under the corresponding type of benefit plans in which such Continuing Employee participated immediately prior to the Employee Start Date, including the severance benefit determinations as set forth in the Severance Plan; and
(f)    provide under Buyers’ sick pay policy as of the Employee Start Date, the number of such sick pay days, up to a maximum of 80 hours, accrued by each Continuing Employee under Seller’s sick pay policy immediately prior to the Employee Start Date.
14.4    Savings Plans. Effective as of the Employee Start Date, Buyers shall establish or maintain a defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code in which all Continuing Employees shall be eligible to participate (“Buyer Savings Plan”) as of the Employee Start Date. Buyers shall cause Buyer Savings Plan to accept the direct rollover of electing Continuing Employees’ benefits in cash and, if applicable, promissory notes from the Seller Savings Plan.

14.5    Designated Additional Employee. Notwithstanding anything set forth in Section 14.3, LOI may make an offer of employment to retain that certain Available Employee designated on Schedule 14.5 (the “Designated Additional Employee”). The Designated Additional Employee shall have the opportunity to consider offers of employment from both LOI and Buyers. To the extent the Designated Additional Employee determines to be employed by Buyers and actually commences employment with Buyers, he shall be a Continuing Employee as defined herein.
14.6    Workers’ Compensation. Seller shall be responsible for all claims for workers’ compensation benefits which are incurred prior to the Employee Start Date by Continuing Employees that are payable under the terms and conditions of Seller’s or its applicable affiliates’ workers’ compensation programs. Buyers’ workers’ compensation program shall be responsible for all claims for benefits that are incurred from and after the Employee Start Date by Continuing Employees that are payable under the terms and conditions of Buyers’ workers’ compensation program. For purposes of this Section 14.6, a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”). If the Workers’ Compensation Event occurs over a period both preceding and following the Employee Start Date, the claim shall be the joint responsibility and liability of Seller and Buyers and shall be equitably apportioned between Seller, on the one hand, and Buyers, on the other hand, based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Employee Start Date.
14.7    Post- Employee Start Date Employment Claims. Buyers shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all Liability of any kind or nature involving or related to the employment of the Continuing Employees by Buyers after the Employee Start Date, including any Liability related to any employee benefit plan sponsored or maintained by Buyers or its ERISA Affiliates after the Employee Start Date.  Seller shall indemnify, defend and hold Buyers and their Affiliates harmless from and against any and all Liability of any kind or nature or related to (i) the Seller Benefit Plans, (ii) the employment of any Available Employee who does not become a Continuing Employee, including any Liability related to any Seller Benefit Plan and (iii) the employment of the Continuing Employees by Seller on or before the Employee Start Date, including any Liability related to any employee benefit plan sponsored or maintained by Seller or its ERISA Affiliates before the Employee Start Date.  Any Available Employee who rejects Buyers’ offer of employment as set forth in Section 14.3 shall remain an employee of LOI, and, for the avoidance of doubt, shall in no event be considered a Continuing Employee for purposes of this Agreement.
14.8    Buyers’ Welfare Plans. Buyers shall use commercially reasonable efforts to cause the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees.
14.9    WARN Act. From the date of this Agreement until the Employee Start Date, Seller shall not and shall cause its Affiliates not to terminate the employment of any Available Employees such that a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act or any similar state Law) occurs prior to the Employee Start Date without complying with the WARN Act. Seller shall notify Buyers prior to Closing of any layoffs of any Available Employees in the 90-day period prior to Closing. Buyers agree to provide any notice required under the WARN Act or any similar state Law with respect to any “plant closing” or “mass layoff” affecting Continuing Employees that may occur on or after the Employee Start Date or arise, in whole or in part, as a result of the transactions contemplated by this Agreement and affecting any Available Employees.
14.10    Cooperation. Following the date of this Agreement, Seller and Buyers shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article XIV, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages, and in obtaining any governmental approvals required hereunder, except as would result in the violation of any applicable Law or other obligation relating to the safeguarding of data privacy.
14.11    No Third Party Beneficiary Rights. Nothing herein, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Article XIV, are for the sole benefit of the Parties and are not for the benefit of any Third Party.
14.12    Non-Solicitation of Employees. Beginning on the Closing Date and until the date that is one (1) year from the Closing Date, (i) Buyers shall not employ, and shall cause its Affiliates not to employ (without Seller’s prior written consent) any Available Employee to whom Buyers does not make an offer of employment as described in Section 14.3 or the Designated Additional Employee to the extent he does not become a Continuing Employee; and (ii) Buyers shall not employ, and shall cause its Affiliates not to employ (without Seller’s prior written consent) any LOI employee whose employment location is at Seller’s headquarters and whose principal responsibility prior to Closing related to the Conveyed Interests or who are or were directly or indirectly engaged in the negotiation or the Closing of the transactions contemplated by this Agreement. Notwithstanding the foregoing, this Section 14.12 shall not apply to (x) any hiring as a result of any solicitation that consists of a general advertisement or solicitation by Buyers through the use of media advertisements, the Internet, or professional search firms that is not targeted at employees of LOI or its Affiliates or (y) any hiring of any person who is no longer employed by LOI or its Affiliates.
14.13    Waiver of Conflicts. Seller acknowledges that Buyers intend to employ the services of the following Persons: (a) Rob Crumpler; (b) Gray Surface Specialties & Consulting, Ltd.; and (c) KGBTX Communications. Accordingly, and to the extent Closing occurs, with respect to (b) and (c), above, Seller hereby agrees to release and waive any conflict with respect to such Persons. With respect to Rob Crumpler, Seller will waive conflicts with respect to such Person at Seller’s reasonable discretion, but in no case will Seller be required to waive any restrictions or conflicts that may permit Rob Crumpler to participate, represent or assist any Buyer in any action or dispute adverse to Seller.

ARTICLE XV
TERMINATION, DEFAULT AND REMEDIES
15.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:
(a)    by the mutual prior written consent of Seller and Buyers;
(b)    by either Seller or Buyers if Closing has not occurred on or before December 31, 2014 (or such later date as agreed to in writing by Seller and Buyers);
(c)    by Seller, at Seller’s option, if any of the conditions set forth in Article XI have not been satisfied on or before the Closing Date and, following written notice thereof from Seller to Buyers specifying the reason such condition is unsatisfied (including any breach by Buyers of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Buyers’ receipt of written notice thereof from Seller;
(d)    by Buyers, at Buyers’ option, if any of the conditions set forth in Article X have not been satisfied on or before the Closing Date and, following written notice thereof from Buyers to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of 10 Business Days after Seller’s receipt of written notice thereof from Buyers;
(e)    by Buyers if the condition set forth in Section 10.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 11.4 is not satisfied on or before the Closing Date; or
(f)    by Buyers if the condition set forth in Section 10.5 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 11.5 has not been satisfied on or before the Closing Date;
provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to Sections 15.1(b) through (d) above if such Party or its Affiliates are, at such time, in material breach of this Agreement.
15.2    Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 15.1 hereof, then, except for the provisions of Article I, Sections 4.1(c) through 4.1(e), 4.2, 4.3, 13.9, 14.12, this Section 15.2, Section 15.3, Section 15.4, Article XVI (other than Sections 16.2(b), 16.7 and 16.8) and such of the defined terms in Appendix I to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.
15.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyers shall destroy or return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or no behalf of Seller to Buyers or prepared by or on behalf of Buyers in connection with its due diligence investigation of the Conveyed Interests, in each case, in accordance with the Confidentiality Agreement and, if Buyers elect to destroy any such information, an officer of Buyers shall certify the destruction of such information to Seller in writing.
15.4    Distribution of Deposit Upon Termination.
(a)    If Seller terminates this Agreement under Section 15.1(c), and the Closing has not occurred (i) because Buyers have willfully failed to perform or observe its covenants and agreements or (ii) because a Buyer is in breach of its representations and warranties hereunder, or (iii) as a result of an act or omission of Buyers (other than an act or omission expressly permitted by this Agreement), Seller shall be entitled to retain the Deposit, free of any claims by Buyers or any other Person with respect thereto; provided, that if Seller retains the Deposit, together with any interest on the Deposit, then such retention shall constitute full and complete satisfaction of any and all damages that Seller may have against Buyers, and Seller shall have no right to seek any other remedies available at law or in equity against Buyers. In such event, Seller shall be free to enjoy immediately all rights of ownership of the Conveyed Interests and to sell, transfer, encumber or otherwise dispose of the Conveyed Interests to any party without any restriction under this Agreement.
(b)    If this Agreement is terminated for any reason other than the reasons set forth in Section 15.4(a), Seller will return the Deposit to Buyers, exclusive of interest, free of any claims by Seller or any other Person with respect thereto.
ARTICLE XVI
MISCELLANEOUS
16.1    Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.
16.2    Expenses and Taxes.
(a)    Except as otherwise specifically provided herein, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
(b)    Seller shall be allocated and bear all Asset Taxes for any period or portion thereof ending prior to the Effective Time, and Buyers shall be allocated and bear all Asset Taxes for any period or portion thereof that begins at or after the Effective Time. Each Party shall be responsible for its own Income Taxes; provided that Seller shall be allocated and bear all Income Taxes with respect to or arising from the Conveyed Interests for any period or portion thereof ending prior to the Effective Time, and Buyers shall be allocated and bear all Income Taxes with respect to or arising from the Conveyed Interests for any period or portion thereof that begins at or after the Effective Time.

(c)    For purposes of Section 16.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs and the portion of such Straddle Period beginning on the date on which the Effective Time occurs by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.
(d)    To the extent the actual amount of an Asset Tax is not determinable at the Closing or at the time of the determination of the Final Settlement Statement pursuant to Section 3.6, as applicable, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 16.2(b). Buyers shall be responsible for the preparation and timely filing of any Tax Returns and the payment to the applicable Taxing Authority of all Asset Taxes that become due and payable on or after the Closing Date, and Buyers shall indemnify and hold Seller harmless for any failure to file such Tax Returns and to make such payments; except Seller shall be responsible for the payment of all ad valorem, real property and personal property taxes for the Straddle Period on Conveyed Interests operated by Seller, provided that Buyers shall reimburse Seller for any such Taxes that are allocated to Buyers pursuant to Section 16.2(b).
(e)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Conveyed Interests to Buyers shall be borne by Buyers. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne by Buyers, provided that Seller shall pay or cause to be paid to the applicable Governmental Authorities any Transfer Taxes that it is required by law to collect and remit. Buyers shall indemnify and hold Seller harmless from and against such Transfer Taxes within thirty (30) days of Seller’s written demand therefor. If Seller is permitted by applicable Law to appeal or protest the assessment of Transfer Taxes, and Buyers provide a written request and instructs Seller to do so, then the out-of-pocket expenses (including attorneys’ fees) incurred in connection with such appeal or protest shall be borne by Buyers. Seller and Buyers shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Conveyed Interests. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Conveyed Interests relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.
16.3    Assignment. Subject to the provisions of Section 16.18, this Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, at any time prior to three Business Days prior to the Closing Date, Buyers may, by written notice to Seller, direct Seller to assign Buyers’ interest in this Agreement or all or a portion of the Conveyed Interests and Assumed Obligations to one or more Affiliates of Buyers. Such assignment shall not relieve Buyers of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment. Any assignment or other transfer by Buyers or their successors and assigns of any of the Conveyed Interests shall not relieve Buyers or their successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Conveyed Interests so assigned or transferred. Buyers may, by providing written notice to Seller, but without Seller’s consent, assign its rights and obligations hereunder in whole (but not in part) to any Persons providing Debt Financing (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing).
16.4    Preparation of Agreement. Both Seller and Buyers and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
16.5    Publicity. Seller and Buyers shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyers nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.
16.6    Notices. All notices and communications required or permitted to be given hereunder shall be given in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail, Federal Express or United Parcel Service Express Delivery or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or sent by electronic mail (“email”) transmission (provided that acknowledgment of receipt of such email is requested and received, excluding automatic receipts) addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Berry Petroleum Company, LLC Linn Operating, Inc. 600 Travis Street, Suite 5100 Houston, Texas 77064
Attention:	Candice Wells Vice President, General Counsel and Corporate Secretary
Fax: (832) 426-5956 Email: CWells@linnenergy.com

With a copy to:

Berry Petroleum Company, LLC Linn Operating, Inc. 600 Travis Street, Suite 5100 Houston, Texas 77064
Attention:	David Beathard, VP Business Development, Strategy & Planning
Fax: (832) 426-5909 Email: DBeathard@linnenergy.com

If to Buyers:

KNR Resource Holdings I L.P. 9 W 57th St. #4200 New York, NY 10019
Attention:	Frank Spelman
Fax: (212) 750-0003 Email: frank.spelman@kkr.com

FDL Capital, LLC 909 Lake Carolyn Parkway, Suite 500 Irving, TX 75039
Attention:	Jake Plunk
Fax: (855) 299-5083 Email: jplunk@fdlenergy.com

With a copy to, which shall not constitute notice to Buyers:

EIGF TE GP Resource Holdings L.P. 600 Travis Street, Suite 7200 Houston, TX 77002
Attention:	James Mayfield
Fax: (713) 583-4937 Email: james.mayfield@kkr.com

Kirkland & Ellis LLP 600 Travis Street, 24th Floor Houston, TX 77002
Attention:	Anthony Speier, P.C.
Fax: (713) 835-2601 Email: anthony.speier@kirkland.com
Any notice given in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail or with Federal Express or United Parcel Service, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Either Party may change their contact information for notice by giving written notice to the other Party in the manner provided in this Section 16.6. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
Notwithstanding anything in this Agreement to the contrary, notices to Buyer Delegate pursuant to the terms of this Section 16.6 shall constitute notice to each Buyer.
16.7    Further Cooperation. Buyers and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as either Party may reasonably request, to convey and deliver the Conveyed Interests to Buyers, to perfect Buyers’ title thereto, and to accomplish the orderly transfer of the Conveyed Interests to Buyers in the manner contemplated by this Agreement.
16.8    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, the Parties shall work together in good faith to (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Conveyed Interests and to the operator of such Conveyed Interests of the assignment of such Conveyed Interests to Buyers, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Conveyed Interests to Buyers and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Conveyed Interests to Buyers and the assumption of the Liabilities assumed by Buyers hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all reasonable action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area wide bond.
16.9    Entire Agreement; Non-Reliance; Conflicts. THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, AND NEITHER PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. EACH PARTY ACKNOWLEDGES THAT, IN ENTERING INTO THIS AGREEMENT, IT HAS RELIED SOLELY ON THE PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND THAT NEITHER PARTY HAD ANY DUTY TO MAKE ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. EACH PARTY ALSO ACKNOWLEDGES THAT, IN ENTERING THIS AGREEMENT, IT HAS NOT RELIED ON ANY PROMISES, AGREEMENTS, STATEMENTS OR REPRESENTATIONS THAT ARE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS. IN THE EVENT OF A CONFLICT BETWEEN: (a) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO; OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.9.
16.10    Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of Buyers and Seller and their respective successors and permitted assigns.
16.11    Parties in Interest. Notwithstanding anything contained in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

16.12    Amendment. This Agreement may be amended, restated, supplemented or otherwise modified only by an instrument in writing executed by all of the Parties and expressly identified as an amendment, restatement, supplement or modification.
16.13    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of either Party, or their respective officers, employees, agents, or representatives, and no failure by a Party to exercise any of its rights under this Agreement, shall, in any such case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by either Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
16.14    Governing Law; Jurisdiction; Venue; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF

WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT EITHER PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 16.13. UNLESS AND TO THE EXTENT A FINANCING SOURCE IS ASSIGNED RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HERETO ACKNOWLEDGE AND IRREVOCABLY AGREE (I) THAT ANY ACTION, CLAIM, CONTROVERSY OR DISPUTE, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING THE FINANCING SOURCES ARISING OUT OF, OR RELATING TO, THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND ANY APPELLATE COURT THEREOF AND EACH PARTY HERETO SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION, CLAIM, CONTROVERSY OR DISPUTE TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, (II) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH ACTION, CLAIM, CONTROVERSY OR DISPUTE IN ANY OTHER COURT, (III) TO WAIVE AND HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, CLAIM, CONTROVERSY OR DISPUTE AND (IV) THAT ANY SUCH ACTION, CLAIM, CONTROVERSY OR DISPUTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.
16.15    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
16.16    Removal of Name. As promptly as practicable, but in any case within 90 days after the Transition Period or such earlier time as may be required by applicable Law, Buyers shall eliminate the names “Seller” and any variants thereof from the Conveyed Interests and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
16.17    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.
16.18    Like-Kind Exchange. Buyers and Seller agree that either or both of Seller and Buyers may elect to treat the acquisition or sale of the Conveyed Interests as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”) by providing written notice prior to the Closing date, provided that (a) the Closing shall not be delayed by reason of an Exchange, nor shall consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the Parties’ obligations under this Agreement and (b) the failure or inability of either Party to consummate such an Exchange for any reason or for no reason at all shall not be deemed to excuse or release the Parties from any of their obligations under this Agreement.  Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37.  Each of Seller and Buyers shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange.  In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Conveyed Interests under applicable Law.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with an Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with an Exchange.  Either Party electing to treat the acquisition or sale of the Conveyed Interests as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of an Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with an Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from an Exchange or transactions or actions taken in connection with an Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
16.19    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that if any of the provisions of this Agreement are not performed by a Party in accordance with their specific terms, the other Party shall be entitled to specific performance of the terms hereof, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.
16.20    Waiver of Claims Against Financing Sources. Unless and to the extent such Party is assigned rights or obligations under this Agreement, none of the Financing Sources will have any liability to Seller or its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither Seller nor any of its Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.
16.21    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that each Buyer may be a partnership or limited liability company, each Seller, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than Buyers (and their respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of Buyers (or any of the foregoing Persons successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of a Buyer (or any of the foregoing Persons successors or permitted assignees) or any Affiliate thereof or (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Buyers (each, but excluding for the avoidance of doubt, the Recourse Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Buyers against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of Buyers under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.
16.22    Buyer Delegate. Notwithstanding anything in this Agreement to the contrary, any elections or decisions to be made Buyer under this Agreement must be made jointly by all Buyers. For purposes of this Agreement, KNR Resource Holdings I L.P. (“Buyer Delegate”) shall communicate to Seller all such elections or decisions, including, but not limited to, with respect to indemnification claims, settlement statements, title defects, and environmental defects.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyers have executed this Agreement on the date first above written.

Seller:

BERRY PETROLEUM COMPANY, LLC, D/B/A IN THE STATE OF TEXAS AS BERRY OIL COMPANY
By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	EVP Business Development & Chief Accounting Officer

LINN OPERATING, INC.

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	EVP Business Development & Chief Accounting Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

Buyers:

EIGF TE GP RESOURCE HOLDINGS L.P.

By: EIGF TE GP Resource Investors GP LLC, its general partner

By:	/s/ William J. Janetschek
Name:	William J. Janetschek
Title:	Chief Financial Officer and Vice President

FDL CAPITAL, LLC

By:	/s/ Porter Trimble
Name:	Porter Trimble
Title:	President

KNR RESOURCE HOLDINGS I L.P.

By: KNR RESOURCE INVESTORS GP LLC, its general partner

By:	/s/ William J. Janetschek
Name:	William J. Janetschek
Title:	Chief Financial Officer, Vice President and Secretary

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

APPENDIX I
Definitions
Capitalized terms used in this Agreement shall have the meanings set forth in this Appendix I unless the context requires otherwise.
“ AAA” means the American Arbitration Association.
“AAA Rules” means the Commercial Arbitration Rules of the AAA.
“Accounting Arbitrator” has the meaning set forth in Section 3.7.
“Active Available Employee” has the meaning set forth in Section 14.3(c).
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFEs” has the meaning set forth in Section 7.12.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Deductible” means three percent (3.0%) of the Purchase Price.
“Agreement” has the meaning set forth in the first paragraph herein.
“Allocated Values” has the meaning set forth in Section 3.8(a).
“Applicable Contracts” means all Contracts to which Seller is a party or is bound relating to any of the Conveyed Interests and (in each case) that will be binding on Buyers after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.
“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Conveyed Interests or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

ANNEX I

“Assignment” means the Assignment and Bill of Sale from Seller to Buyers, pertaining to the Conveyed Interests, substantially in the form attached to this Agreement as Exhibit D.
“Assumed Obligations” has the meaning set forth in Section 13.1(a).
“Available Employee” means certain employees of LOI who are providing services to the Conveyed Interests, all as identified in the Employee Letter.
“Berry” has the meaning set forth in the first paragraph herein.
“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).
“Business Day” means any day (other than Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.
“Buyer Delegate” has the meaning set forth in Section 16.22.
“Buyer” and “Buyers” have the meaning set forth in the first paragraph herein.
“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.
“Buyer Operator” has the meaning set forth in Section 8.7.
“Buyer Savings Plan” is defined in Section 14.4.
“Buyers’ Environmental Liabilities” has the meaning set forth in Section 6.1(a).
“Buyers’ Representatives” has the meaning set forth in Section 4.1(a).
“Casualty Loss” has the meaning set forth in Section 5.4(b).
“Claim Notice” has the meaning set forth in Section 13.7(b).
“Closing” has the meaning set forth in Section 12.1.
“Closing Date” has the meaning set forth in Section 12.1.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of August 26, 2014, by and between Berry and Buyers.
“Consent” has the meaning set forth in Section 7.4.
“Contract” means any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other

ANNEX I

instrument creating or evidencing an interest in the Conveyed Interests or any real or immovable property related to or used in connection with the operations of any Conveyed Interests.
“Continuation Period” is defined in Section 14.3(c).
“Continuing Employees” is defined in Section 14.3(c).
“Conveyed Interests” has the meaning set forth in Section 2.1.
“Cure Period” has the meaning set forth in Section 5.3(c).
“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Conveyed Interests to Buyers that are customarily obtained after the assignment of properties similar to the Conveyed Interests.
“Debt Financing” means certain debt financing obtained by Buyers in connection with the transactions contemplated by this Agreement.
“Decommission” means to plug and abandon as required under applicable Environmental Laws.
“Decommissioning Obligations” has the meaning set forth in Section 13.1(a).
“Deeds” means the Deed from Seller to Buyers, pertaining to the applicable surface fee interests included in the Conveyed Interests, substantially in the form attached to this Agreement as Exhibit H (the “Surface Deed”).
“Defect Claim Date” means on or before 9:00 A.M. (Central Time) on November 10, 2014.
“Defensible Title” means such title of Seller with respect to the Leases, Wells and Well Locations that, subject to the Permitted Encumbrances:
(a)    with respect to each currently producing formation or applicable Target Formation set forth in Exhibit B for a Well or each applicable Target Formation set forth in Exhibit B for a Well Location (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B), entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit B for such producing formation or applicable Target Formation, except for (i) decreases in connection with those operations in which Seller or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner as permitted under Section 9.1, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units in accordance with this Agreement and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;
(b)    with respect to each currently producing formation or applicable Target Formation set forth in Exhibit B for a Well or each applicable Target Formation set forth

ANNEX I

in Exhibit B for a Well Location (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B), obligates Seller to bear not more than the Working Interest set forth in Exhibit B for such producing formation or applicable Target Formation, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest; and
(c)    is free and clear of all Encumbrances.
“Deposit” is defined in Section 3.2
“Designated Additional Employee” is defined in Section 14.5.
“Dispute Notice” has the meaning set forth in Section 3.6.
“Effective Time” means 7:00 A.M. (Central Time) on August 1, 2014.
“email” has the meaning set forth in Section 16.6.
“Employee Letter” is defined in Section 7.19(c).
“Employee Start Date” means the date upon which the Term (as such term is defined in the Transition Agreement) of the Transition Agreement ends, or such earlier date as mutually agreed upon by Seller and Buyers.
“Encumbrance” means any lien, mortgage, security interest, pledge, charge or similar encumbrance.
“Environmental Arbitrator” has the meaning set forth in Section 6.1(e).
“Environmental Condition” means (a) a condition that causes a Conveyed Interest (or Seller with respect to a Conveyed Interest) not to be in compliance with any Environmental Law, (b) the existence with respect to the Conveyed Interests or the operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is required (or if known, would be required) or other condition which could give rise to a Liability under Environmental Laws, or (c) solely with respect to Remediation, worker health or safety Laws.
“Environmental Defect” means an Environmental Condition with respect to a Conveyed Interest.
“Environmental Defect Notice” has the meaning set forth in Section 6.1(a).
“Environmental Indemnity Agreement” has the meaning set forth in Section 6.1(b)(iii).
“Environmental Laws” means all Laws in effect as of or prior to the Closing Date, including common law, relating to the pollution or protection of the environment, including

ANNEX I

those Laws relating to the storage, handling, and use of, or exposure to, Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include, for the avoidance of doubt, good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority, except to the extent the violation of such practices or standards would violate a Law, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651, et seq., as amended, or any other Law governing worker safety or workplace conditions.
“ERISA” means the Employee Retirement Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.
“Exchange” has the meaning set forth in Section 16.18.
“Excluded Assets” means (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Conveyed Interests); (b) to the extent that they do not relate to the Assumed Obligations for which Buyers are providing indemnification hereunder, all trade credits, all accounts, all receivables of Seller and all other proceeds, income or revenues of Seller attributable to the Conveyed Interests and attributable to any period of time prior to the Effective Time; (c) to the extent that they do not relate to the Assumed Obligations for which Buyers are providing indemnification hereunder, all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 5.4 and to the extent that they do not relate to the Assumed Obligations for which Buyers are providing indemnification hereunder, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Seller’s rights with respect to all Hydrocarbons produced and sold from the Conveyed Interests with respect to all periods prior to the Effective Time; (f) all claims of Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Authority, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets; (g) all information technology assets, including desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, computer software, all radio and telephone equipment, SCADA and measurement technology, smartphones, tablets and other mobility devices (such as MiFi and SCADA controllers), well communication devices, and any other information technology systems, in each case to the extent such assets are not (i) used primarily in connection with or related to the Properties and to the extent (ii) assignable (with consent, if applicable), and (iii) necessary for the continued and future operation of the Properties; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege or any attorney

ANNEX I

work product doctrine, except for title opinions; (j) all data that cannot be disclosed to Buyers as a result of confidentiality arrangements under agreements with Third Parties (after Seller’s written request to disclose such data); (k) all audit rights or obligations of Seller for which Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyers; (l) all geophysical and other seismic and related technical data and information relating to the Conveyed interests, but only to the extent such data and information is unassignable or assignable without the payment of a fee or penalty and Buyers decline to pay such fee or penalty; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller, (ii) bids submitted by other prospective purchasers of the Conveyed Interests, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives, and any prospective purchaser other than Buyers, and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) except for field offices described on Exhibit A-4, any offices, office leases and any personal property located in or on such offices or office leases; (o) any leases, rights and other assets specifically listed in Exhibit E; (p) any Hedge Contracts; and (q) any debt instruments.
“Execution Date” has the meaning set forth in the first paragraph herein.
“Fee Minerals” has the meaning set forth in Section 2.1(c).
“Final Price” has the meaning set forth in Section Section 3.6.
“Final Settlement Statement” has the meaning set forth in Section 3.6.
“Financing Source” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, any related debt financing commitments or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents or representatives and their respective successors and assigns.
“Gardendale Lease” means that certain Oil and Gas Mineral Lease, dated March 1, 2007, as amended by Amendment No. 1, effective August, 1, 2008, Amendment No. 2, effective October 1, 2009, and Amendment No. 3, effective November 19, 2010, by and among Staghorn Holdings, LLC, D2 Royalties, LLC, Frazier Energy Ventures LLC, D&F Resources, Ltd., Paul B. Loyd, Jr., Montgomery Petroleum, Inc., SRE Group, LP, Kimilee K. Krieg, Trustee of the K3 Secure Trust, and Metivier Holdings, LP, as lessors, and Staghorn Energy, LLC, Keystone Petroleum, LP, WolfDom Energy Partners I, LP, D2 Resources, LLC, Solis Energy, LLC, Pinyon Resources, LP, Rolling Hills Energy, LTD, and Cut-Her, LLC, as lessees.
“GAAP” means generally accepted accounting principles in the United States as interpreted as of the Execution Date.

ANNEX I

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hazardous Substances” means any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 6.2.
“Hedge Contract” means any Contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Imbalances” means all Well Imbalances and Pipeline Imbalances.
“Inactive Available Employee” has the meaning set forth in Section 14.3(c).
“Income Taxes” means any income, franchise and similar Taxes.
“Indemnified Party” has the meaning set forth in Section 13.7(a).
“Indemnifying Party” has the meaning set forth in Section 13.7(a).
“Indemnity Deductible” means three (3%) of the Purchase Price.
“Individual Threshold” has the meaning set forth in Section 5.3(i).
“Interim Period” means that period of time commencing at the Effective Time and ending at 7:00 A.M. (Central Time) on the Closing Date.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Grade Credit Rating” means a Standard & Poor’s credit rating of BBB- or higher or Moody’s credit rating of Baa3 or higher.
“Knowledge” means (a) with respect to Seller, the actual knowledge of the following Persons: Mark Ellis, Arden Walker, Jr., Kolja Rockov, David B. Rottino, Jamin McNeil, Thomas Emmons, and David R. Beathard, and (b) with respect to each Buyer, the actual knowledge of the following Persons: Bob Mase; Jake Plunk; and Porter Trimble.

ANNEX I

“Lands” has the meaning set forth in Section 2.1(a).
“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Leases” has the meaning set forth in Section 2.1(a).
“Liabilities” means any and all claims, obligations, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs, and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith, including liabilities, costs, losses and damages for personal injury, death, property damage, environmental damage, or Remediation.
“LOI” has the meaning set forth in the first paragraph herein.
“Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operation or value of the Conveyed Interest, taken as a whole and as currently operated as of the Execution Date or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include any material adverse effect resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Seller taken in accordance with the terms of this Agreement or with the prior consent of Buyers; (c) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply or transportation markets, interests or rates), regardless of location; (d) changes in conditions or developments generally applicable to the oil and gas industry; (e) acts of God, including hurricanes, storms or other naturally occurring events; (f) acts or failures to act of a Governmental Authority, except to the extent arising out of Seller action or inaction; (g) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of any Hydrocarbons; (k) a change in Laws and any interpretations thereof from and after the Execution Date; and (l) natural declines in well performance.
“Material Contracts” has the meaning set forth in Section 7.7(a).
“Net Revenue Interest” means, with respect to any Well or Well Location set forth in Exhibit B, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Well Location (in each case, limited to the applicable currently producing formation or Target Formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit B), after giving effect to all Burdens.
“NORM” means naturally occurring radioactive material.

ANNEX I

“Operating Expenses” means all operating expenses (including costs of insurance) and all capital expenditures incurred in the ownership and operation of the Conveyed Interests in the ordinary course of business (including drilling and completing wells) and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Conveyed Interests under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (a) personal injury or death, property damage, or violation of any Law, (b) Decommissioning Obligations, (c) obligations to remediate any contamination of water or Personal Property under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Conveyed Interests, including those held in suspense, and (f) Income Taxes and Asset Taxes.
“Overhead Costs” means an amount equal to $140,000 per calendar month during the Interim Period.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Party” and “Parties” has the meaning set forth in the first paragraph herein.
“Party Affiliate” has the meaning set forth in Section 16.21.
“Permitted Encumbrances” means:
(a)    the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not (i) materially interfere with the operation or use of any of the Conveyed Interests (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, and (iii) does not obligate Seller to bear a Working Interest with respect to any Well or Well Location in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest); provided, however, that any drilling obligations included in Leases will be considered Permitted Encumbrances so long as Seller is not in breach of such obligations ;
(b)    preferential rights to purchase set forth on Schedule 7.9 and Consents set forth on Schedule 7.4, and preferential rights to purchase and Consents which are not applicable to the assignment of the Conveyed Interests to Buyer;
(c)    excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Conveyed Interests;
(d)    liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith;

ANNEX I

(e)    Customary Post-Closing Consents;
(f)    such Title Defects as Buyers may have waived or is deemed to have waived pursuant to the terms of this Agreement;
(g)    all Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Conveyed Interest in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Conveyed Interests; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Conveyed Interests to any Governmental Authority with respect to any right, power, franchise, grant, license or permit;
(h)    rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership (provided that such rights do not prevent or substantially impair the present operation or present use of the Conveyed Interests subject thereto for the purpose of oil and gas development and operations);
(i)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Conveyed Interests for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Conveyed Interests as currently operated and used, but solely to the extent the net cumulative effect of such matters (i) does not materially interfere with the operation or use of any of the Conveyed Interests (as currently operated and used), (ii) does not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, and (iii) does not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest);
(j)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(k)    liens created under the Conveyed Interests or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

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(l)    with respect to any interest in the Conveyed Interests acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect Seller as the owner of any Conveyed Interests;
(m)    any Encumbrance affecting the Conveyed Interests that is discharged by Seller at or prior to Closing;
(n)    any matters referenced in Schedule 7.6, if the net cumulative effect of such matters (i) does not materially interfere with the operation or use of any of the Conveyed Interests (as currently operated and used), (ii) does not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, and (iii) does not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest); and
(o)    the terms and conditions of any Contracts (including the Applicable Contracts) if the net cumulative effect of such Contracts (i) does not materially interfere with the operation or use of any of the Conveyed Interests (as currently operated and used), (ii) does not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, and (iii) does not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest);
(p)    all other Encumbrances, instruments, obligations, defects and irregularities affecting the Conveyed Interests that individually or in the aggregate (i) do not materially interfere with the operation or use of any of the Conveyed Interests (as currently operated and used), (ii) do not reduce the Net Revenue Interest of Seller with respect to any Well or Well Location to an amount less than the Net Revenue Interest set forth in Exhibit B for such Well or Well Location, and (iii) do not obligate Seller to bear a Working Interest in any amount greater than the Working Interest set forth in Exhibit B for such Well or Well Location (unless the Net Revenue Interest for such Lease, Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit B in the same or greater proportion as any increase in such Working Interest).
“Person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” has the meaning set forth in Section 2.1(g).

ANNEX I

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment that does not involve any invasive, sampling or testing activities.
“Phase II Environmental Site Assessment” has the meaning set forth in Section 4.1(b).
“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Conveyed Interests required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Conveyed Interests actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Preferential Purchase Right” has the meaning set forth in Section 7.9.
“Preliminary Settlement Statement” has the meaning set forth in Section 3.5.
“Property” or “Properties” has the meaning set forth in Section 2.1(e).
“Purchase Price” has the meaning set forth in Section 3.1.
“Records” has the meaning set forth in Section 2.1(m).
“Recourse Parties” has the meaning set forth in Section 16.21.
“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, dumping, migrating, releasing, or disposing of any Hazardous Substances into the environment.
“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions, including monitoring, to the extent required to remediate, cure, correct or remove such Environmental Condition.
“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date of the cost of the most cost-effective Remediation of such Environmental Condition.
“Seller” has the meaning set forth in the first paragraph herein.
“Seller Benefit Plans” has the meaning set forth in Section 7.19.
“Seller Indemnified Parties” has the meaning set forth in Section 13.3.
“Seller Savings Plan” means the Linn Operating Inc. 401(K) Profits Sharing Plan and Participant Loan Program Policy.

ANNEX I

“Severance Plan” has the meaning set forth in Section 14.3(c).
“Specified Obligations” has the meaning set forth in Section 13.1(b).
“Specified Representations” means the representations and warranties in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.14, 7.8, 8.1, 8.2, 8.10, and 8.11.
“Straddle Period” means any Tax period beginning before and ending on or after the date on which the Effective Time occurs.
“Suspense Funds” means proceeds of production from sales of Hydrocarbons relating to the Conveyed Interests and payable to owners of Working Interests, royalties, overriding royalties (in each case) that are held in suspense by Seller as operator of any of the Properties.
“Target Formations” has the meaning set forth in Exhibit J.
“Taxes” means any taxes, assessments, unclaimed property or escheat obligations and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.
“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Claim” has the meaning set forth in Section 13.7(b).
“Title Arbitrator” has the meaning set forth in Section 5.3(j).
“Title Benefit” means, with respect to each Well and Well Location shown in Exhibit B, any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of Seller above that shown for such Well or Well Location in Exhibit B to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit B, or (b) to decrease the Working Interest of Seller in any Well or Well Location below that shown for such Well or Well Location in Exhibit B to the extent the same causes a decrease in Seller’s Working Interest that is proportionately greater than the decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit B.

ANNEX I

“Title Benefit Amount” has the meaning set forth in Section 5.3(e).
“Title Benefit Notice” has the meaning set forth in Section 5.3(b).
“Title Benefit Property” has the meaning set forth in Section 5.3(b).
“Title Defect” means (i) any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to the Wells or the Well Locations, without duplication or (ii) any lack of material easements, rights of way, or surface use rights from Governmental Authorities and Third Parties necessary to access, construct, operate, maintain and repair the Wells and Personal Property appurtenant thereto; provided that the following shall not be considered Title Defects:
(a)    defects arising out of the lack of corporate or other entity authorization unless Buyers provide affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Conveyed Interest;
(b)    defects based on a gap in Seller’s chain of title in the county or parish records, unless Buyers affirmatively show such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice (for the avoidance of doubt, a non-certified, cursory or limited title chain will satisfy this requirement);
(c)    defects based upon the failure to record any federal or state Leases or any assignments of interests in such Leases in any applicable public records;
(d)    defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;
(e)    defects that have been cured by applicable Laws of limitations or prescription;
(f)    any Encumbrance or loss of title resulting from Seller’s conduct of business, unless such conduct is in violation of the provisions of this Agreement, including Section 9.1;
(g)    defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consents but only in connection with the proposed transfer to Buyers;
(h)    defects arising from any change in applicable Law after the Execution Date;
(i)    defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyers provide affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Conveyed Interests, sufficient

ANNEX I

proof of which shall include, without limitation, written communication by a party with record title to such prior lease asserting the validity of the lease;
(j)    defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for ten years or more;
(k)    defects arising from or relating to the outcome of any litigation set forth in Schedule 7.6;
(l)    defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;
(m)    defects based solely on (i) lack of information in Seller’s files, or (ii) references to an unrecorded document(s) to which neither Seller nor any Affiliate of Seller is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files;
(n)    defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Conveyed Interest;
(o)    defects or irregularities that would customarily be waived by a reasonable owner or operator of oil and gas properties; and
(p)    defects arising out of lack of survey, unless a survey is expressly required by applicable Laws.
“Title Defect Amount” has the meaning set forth in Section 5.3(g).
“Title Defect Notice” has the meaning set forth in Section 5.3(a).
“Title Defect Property” has the meaning set forth in Section 5.3(a).
“Title Disputes” has the meaning set forth in Section 5.3(j).
“Title Dispute Date” means on or before 5:00 P.M. (Central Time) on the date that is 30 days after the expiration of the Cure Period.
“Title Indemnity Agreement” has the meaning set forth in Section 5.3(d)(iii).
“Transaction Documents” means those documents executed pursuant to or in connection with this Agreement.
“Transition Period” shall mean the period of time for which certain transition services are provided by Seller pursuant to the Transition Services Agreement covering the period, with

ANNEX I

respect to operations, from and including the Closing Date until a date to be agreed upon by the Parties, but in no case sooner than December 31, 2014 and no later than February 28, 2015.
“Transition Services Agreement” shall mean a transition services agreement pertaining to the Conveyed Interests, Seller’s fee under which shall be $140,000 per month.
“Transfer Taxes” has the meaning set forth in Section 16.2(e).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” has the meaning set forth in Section 2.1(d).
“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Wells” has the meaning set forth in Section 2.1(b).
“Well Location” means each well location set forth in Exhibit B.
“Workers’ Compensation Event” has the meaning set forth in Section 14.6.
“Working Interest” means, with respect to any Well or Well Location set forth in Exhibit B, the interest in and to such Well or Well Location that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Well Location (in each case, limited to the applicable currently producing formation or Target Formation as described in the definition of “Defensible Title” and subject to any reservations, limitations or depth restrictions described in Exhibit B), but without regard to the effect of any Burdens.

ANNEX I